Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

BETWEEN

COMMUNITY & SOUTHERN BANK

AND

Essex Bank

August 19, 2013

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	4.19	Limitation on Warranties	26

5.	BUYER’S REPRESENTATIONS AND WARRANTIES		27
	5.1	Organization, Power and Authority	27
	5.2	Consents and Approvals	27
	5.3	Litigation and Regulatory Proceedings	27
	5.4	Regulatory Capital and Condition	28
	5.5	Closing and Conversion Dates	28
	5.6	Brokers, Finders and Financial Advisors	28
	5.7	Limitation on Warranties	28

6.	ADDITIONAL AGREEMENTS OF THE SELLER		28
	6.1	Access to the Seller’s Premises, Records and Personnel	28
	6.2	Regulatory Approvals; Information	29
	6.3	Conduct of Business	29
	6.4	Covenant of the Seller Not to Solicit	30
	6.5	Sweep Accounts	30
	6.6	Insurance	30
	6.7	Other Assumed Contracts	30

7.	ADDITIONAL AGREEMENTS OF THE BUYER		31
	7.1	Regulatory Approvals	31
	7.2	Change of Name, Etc.	31
	7.3	Owned Real Property and Fixed Assets	31
	7.4	No Solicitation of Employees	33

8.	THE SELLER’S EMPLOYEES		33
	8.1	Transferred Employees	33
	8.2	Certain Other Obligations	34
	8.3	Training	34
	8.4	No Solicitation of Employees	35
	8.5	Employment Taxes	35

9.	CLOSING AND CONDITIONS TO CLOSING		35
	9.1	Time and Place of Closing	35
	9.2	Exchange of Closing Documents	35
	9.3	Buyer’s Conditions to Closing	37
	9.4	Seller’s Conditions to Closing	38
	9.5	Survival of Representations, Warranties and Covenants	38

10.	TERMINATION		38
	10.1	Termination	38
	10.2	Procedure Upon Termination	39

11.	MISCELLANEOUS		39
	11.1	Continuing Cooperation	39
	11.2	Merger and Amendment	40

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11.3	Dispute Resolution; Limitation of Damages	40
11.4	Indemnification	41
11.5	Counterparts	43
11.6	Exhibits and Schedules	43
11.7	Assignment	43
11.8	Interpretations	43
11.9	Notices	44
11.10	Expenses	45
11.11	Public Announcements and Communications	45
11.12	Governing Law; Jurisdiction	45
11.13	No Third Party Beneficiaries	45
11.14	Severability	45
11.15	Waiver or Extension	45
11.16	Breaches with Third Parties	46

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INDEX OF SCHEDULES

Exhibit A	Form of Closing Statement

Exhibit B	Form of Adjusted Closing Statement

Schedule 1.1(a)	ATM Locations

Schedule 1.1(b)	Excluded Deposits

Schedule 1.1(c)	Owned Real Property

Schedule 1.1 (d)	Loans

Schedule 2.11	Letters of Credit

Schedule 4.2	Seller Consents and Approvals

Schedule 4.3(a)	Seller Legal and Regulatory Proceedings

Schedule 4.4	Real Property Material Agreements

Schedule 4.7(a)	Benefit Plans

Schedule 4.16	Brokers, Finders and Financial Advisors

Schedule 5.2	Buyer Consents and Approvals

Schedule 5.3(a)	Buyer Legal and Regulatory Proceedings

Schedule 6.7	Other Assumed Contracts

Schedule 8.1(a)	Employees

[All schedules have been omitted from this submission. The Registrant agrees to furnish supplementally a copy of any schedule to the Securities and Exchange Commission upon request.]

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PURCHASE AND ASSUMPTION AGREEMENT

This Purchase and Assumption Agreement, dated as of August 19, 2013 (the “Agreement”), is by and between Community & Southern Bank, a bank organized under the laws of the State of Georgia (the “Buyer”), and Essex Bank, a bank organized under the laws of the State of Virginia (the “Seller”).

RECITALS

WHEREAS, the Seller desires to sell its banking offices located at (i) 4581 Atlanta Highway, Loganville, Georgia 30052; (ii) 2238 Main Street East, Snellville, Georgia 30078; (iii) 2001 Grayson Highway, Grayson, Georgia 30017; and (iv) 10105 Highway 142 N, Covington, Georgia 30014 (the “Branches”), together with the transfer of the assets, the deposits, and the other liabilities set forth herein; and

WHEREAS, the Buyer desires to purchase the Branches and those certain assets, and to assume the deposits and the other liabilities set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.          DEFINITIONS

1.1           Certain Defined Terms.

The terms set forth below are used in this Agreement as defined below: “ACH” has the meaning set forth in Section 2.7 of this Agreement.

“ATM Locations” means the automated teller machines listed on Schedule 1.1(a).

“Accrued Interest” means with respect to the Deposits, Loans and Overdraft Protection Loans, as the case may be, the interest, dividends, fees, costs, and other charges that have been accrued on but not paid, credited or charged to such Deposits, Loans or Overdraft Protection Loans.

“Adjusted Closing Statement” has the meaning set forth in Section 3.2(b) of this Agreement.

“Adjustment Payment” has the meaning set forth in Section 3.2(b) of this Agreement.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person, except in those cases where the controlling Person exercises control solely in a fiduciary capacity.

“Agreement” has the meaning set forth in the Recitals.

“Allocation Schedule” has the meaning set forth in Section 3.3 of this Agreement.

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“Assets” means, collectively, (a) the Owned Real Property; (b) the Fixed Assets; (c) the Loans, including the collateral for the Loans, and the Loan Instruments; (d) the cash on hand at the Branches, including ATM Location’s cash (but excluding vendor-serviced ATM cash), vault cash and tellers’ cash; (e) the Overdraft Protection Loans, including the Loan Instruments, and the Seller’s rights under the Overdraft Protection Lines of Credit; (f) the Overdrafts; (g) any safe deposit box rental agreements relating to safe deposit boxes located at the Branches and any prepaid revenues received by the Seller in connection with such rental agreements prorated from the Closing Date; (h) the Seller’s rights under the Other Assumed Contracts; (i) Prepaid Expenses; and (j) the benefits, rights, rights of action and claims related to the Assets and the Liabilities acquired and assumed by the Buyer pursuant to the terms of this Agreement; provided, however, that the Assets shall not include the Excluded Assets.

“Benefit Plan” means any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, phantom stock, other equity-based compensation, employment, termination, termination indemnity, severance, compensation, welfare, medical, health, disability, sick leave, vacation pay, old age or other plan, agreement, policy or arrangement for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent or beneficiary thereof, whether or not such Benefit Plan is or is intended to be (i) arrived at through collective bargaining or otherwise, (ii) funded or unfunded, (iii) covered or qualified under the Code, ERISA or other applicable law, (iv) set forth in an employment agreement or consulting agreement, or (v) written or oral.

“Branches” has the meaning set forth in the Recitals.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays, on which the Buyer is open for carrying on substantially all of its business functions.

“Buyer” has the meaning set forth in the Recitals.

“Buyer Material Adverse Effect” means an event, occurrence or circumstance which has, or is reasonably likely to have, a material adverse effect on the Buyer’s ability to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that “Buyer Material Adverse Effect” shall not include any event, occurrence or circumstance, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effect in the United States economy or securities or financial markets in general; (ii) changes, condition or effects that affect the banking industry in which the Buyer operates; (iii) any change, effect or circumstance resulting from an action required by this Agreement; (iv) the effect of any changes in applicable laws or accounting rules, including United States generally accepted accounting principles; (v) any change, effect or circumstance resulting from the announcement of this Agreement; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God.

“Buyer’s Objection Notice” has the meaning set forth in Section 7.3(e).

“Closing” means the purchase of the Assets by the Buyer and the assumption of the Liabilities by the Buyer on the Closing Date.

“Closing Date” has the meaning set forth in Section 9.1 of this Agreement.

“Closing Statement” has the meaning set forth in Section 3.2(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” has the meaning set forth in Section 7.3(d) of this Agreement.

“Confidentiality Provisions” has the meaning set forth in Section 11.1(e) of this Agreement.

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“Deposit Accounts” means the deposit accounts at the Branches relating to the Deposits.

“Deposits” means all deposits (as defined in 12 U.S.C. Section 1813(l)) which are booked at the Branches, including, without limitation, consumer and business and commercial (i) demand deposits; (ii) interest checking accounts; (iii) money market accounts; (iv) savings deposits (v) time deposits; (vi) jumbo time deposits; (vii) overnight sweep accounts; (viii) net escrow balances; but excluding (x) deposits held in accounts for which the Seller acts as fiduciary; and (y) deposits constituting official checks, travelers checks, money orders or certified checks; other than those specifically identified on Schedule 1.1(b) to this Agreement.

“Due Diligence Documents” has the meaning set forth in Section 7.3(c) of this Agreement.

“Due Diligence Inspection” has the meaning set forth in Section 7.3(a) of this Agreement.

“Employees” mean the employees of the Seller employed at the Branches as of the Closing Date and listed on Schedule 8.1(a).

“Environmental Law” means any federal, state or local law, statute, ordinance, code, rule, regulation, order, decision, decree or rule of common law and any judicial interpretation of the foregoing that relates to pollution, health, safety, any Hazardous Material, or the environment (including but not limited to air, soil, land, surface water, groundwater, and any other environmental media or natural resource), and shall include, without limitation: the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.,; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq; and their state equivalents or analogs, and any other state or federal or local environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with the Seller under Section 4001 of ERISA or Section 414 of the Code.

“Excluded Assets” means, collectively, (i) the Retained Names and Marks, including, without limitation, Seller’s and any of its Affiliates’ trademarks, trade names, medallion program stamps, signs, logos and proprietarily marked stationery, forms, labels, shipping materials, brochures, advertising material and similar property; (ii) the right of Seller or its Affiliates to receive income relating to annuities or other investment products sold by Seller to customers of the Branches; (iii) any trust accounts as to which Seller or one of its Affiliates is the trustee of the trust for which the account is maintained that are located and administered at the Branches, including any and all fees or income generated therefrom; (iv) any computers, printers, copiers, and any other leased equipment (which items are not listed on the Branches’ books); and (v) loans, lines of credit and other extensions of credit, including all legally binding commitments and obligations to extend credit, relating to the Branches that are not specifically identified on Schedule 1.1(d).

“Excluded Liabilities” has the meaning set forth in Section 2.2 of this Agreement.

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“FDIC” means the Federal Deposit Insurance Corporation.

“Fixed Assets” means all fixtures (including signage poles), furnishings (including furniture but excluding artwork owned by the Seller), vaults, equipment (including, for example, all the ATM machines, but excluding any proprietary or licensed software and excluding any servers and printers located at the Branches), communications equipment (other than voice gateways and IP telephones), supplies (other than forms and other supplies which bear the Retained Names and Marks), and other personal property, which are owned by the Seller and located at the Branches and used by the Seller primarily in conducting its business at the Branches.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

“Hazardous Material” means any substance, whether solid, liquid or gaseous: (i) which is listed, defined, designated, regulated or classified as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous, toxic, radioactive, or dangerous in or pursuant to any Environmental Law, or otherwise regulated in or pursuant to any Environmental Law; (ii) which is or contains asbestos, lead, lead-based paint, radon, Microbial Matter, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance on, in, at, around or affecting any property currently or formerly owned, operated or leased by the Seller (including without limitation the Owned Real Property). Notwithstanding the foregoing, the term “Hazardous Material” shall not mean or include standard cleaning fluids, customarily used or otherwise handled in de minimis quantities in the ordinary course of business, and in compliance with all applicable Environmental Laws.

“Indemnified Party” means the party entitled to be indemnified pursuant to Section 11.4 of this Agreement.

“Indemnifying Party” means the party obligated to provide indemnification pursuant to Section 11.4 of this Agreement.

“Letters of Credit” means the letters of credit, including any standby letter of credit, issued by the Seller and listed on Schedule 2.11 (which Schedule 2.11 shall be updated on the Closing Date).

“Liabilities” means, collectively, (a) the Deposits, transferred on the Closing Date, and all terms and agreements relating to the Deposit Accounts; (b) the Seller’s duties and responsibilities relating to the Deposits with respect to (i) the abandoned property laws of any state, (ii) any legal process which is served on the Seller on or before the Closing Date with respect to claims against or for the Deposits that are not over and above the amount of the Deposits, or (iii) any other applicable law; (c) the Seller’s duties and responsibilities with respect to the Owned Real Property; (d) the Seller’s duties and responsibilities with respect to the Loans, including the collateral for the Loans, and the Loan Instruments; (e) the Seller’s duties and responsibilities with respect to the Overdraft Protection Lines of Credit and the Overdraft Protection Loans, including the Loan Instruments; (f) the Seller’s duties and responsibilities with respect to the Overdrafts; (g) the Seller’s duties and responsibilities with respect to the Other Assumed Contracts; and (h) the Seller’s duties and responsibilities with respect to any safe deposit box rental agreements included in the Assets.

“Loan Instruments” means the loan agreements, promissory notes, mortgages, deeds of trust, security agreements, pledge agreements, guaranty agreements, insurance policies, financing statements, intercreditor agreements and any other such contract documents relating to the Loans or the Overdraft Protection Loans.

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“Loans” means the loans, lines of credit and other extensions of credit, including all legally binding commitments and obligations to extend credit, relating to the Branches, which are specifically identified on Schedule 1.1(d) which list may be amended at any time prior to Closing with the mutual consent of Buyer and Seller.

“Mediator” means a firm of independent accountants of regionally recognized standing (other than a firm that has performed services for the Seller or the Buyer or any of their Affiliates during the past three years) mutually agreeable to the Seller and the Buyer.

“Microbial Matter” means fungi, bacterial or viral matter which reproduces through the release of spores or the splitting of cells or other means, including, mold, toxic or mycotoxin spores, mildew, and viruses, whether or not such Microbial Matter is living.

“Monetary Defects” has the meaning set forth in Section 7.3(e) of this Agreement.

“Notification of Changes” has the meaning set forth in Section 2.7(b)(v) of this Agreement.

“Obligor” has the meaning set forth in Section 4.6(c) of this Agreement.

“Other Assumed Contracts” has the meaning set forth in Section 6.7 of this Agreement.

“Overdraft Protection Lines of Credit” means those consumer lines of credit made available to customers of the Branches as a protection against overdrafts on the Deposit Accounts.

“Overdraft Protection Loans” means those loans outstanding on the Closing Date pursuant to Overdraft Protection Lines of Credit.

“Overdrafts” means those overdrafts of the book balance of any Deposit Accounts, which are not subject to Overdraft Protection Lines of Credit.

“Owned Real Property” means (i) the land (including the fixtures and improvements thereon) on which is located the Branches or ATM Locations that are listed on Schedule 1.1(c) as “Owned Real Property;” and (ii) any building, vaults located within such building, or other improvements located on or relating to any such owned real estate.

“Permitted Encumbrances” means, with respect to any Asset, the following items: (i) with respect to the Owned Real Property only, (A) all matters of record affecting title to the Owned Real Property but not Monetary Defects, other Title or Survey Defects or any matter which would prevent or otherwise adversely affect the use of the property as a banking facility, (B) applicable zoning laws, (C) grants of public rights of way, (D) all matters which would be disclosed by a current and accurate title examination and uniform commercial code search and survey of the Owned Real Property, and (E) those matters that are shown on the Commitment which are not objected to by Buyer or which are deemed Permitted Encumbrances pursuant to the provisions of Section 7.3 hereof; (ii) liens for Taxes and assessments that are not yet due and payable as of the Closing Date which were incurred in the ordinary course of Seller’s business.

“Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

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“Prepaid Expenses” means any operating costs or other expenses (other than FDIC insurance premiums, assessments or related expenses specifically addressed under Section 2.5) relating to the operation of the Branches after the Closing Date which were paid by the Seller on or prior to the Closing Date.

“Purchase Price” has the meaning set forth in Section 3.1(a) of this Agreement.

“Release” means any past or present release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, escaping, injecting, leaching, dispersing, seeping, migrating, filtering, dumping, disposing or other releasing into the indoor or outdoor environment (including, without limitation, air, soil, land, surface water, groundwater, and any other environmental media or natural resource) or into or out of any property, whether intentional or unintentional, including, without limitation, the movement of Hazardous Material through or into the air, soil, surface water, or groundwater.

“Retained Names and Marks” has the meaning set forth in Section 11.1(d) of this Agreement.

“Revised Allocation Schedule” has the meaning set forth in Section 3.3(a) of this Agreement.

“Seller” has the meaning set forth in the Recitals.

“Seller Material Adverse Effect” shall mean an event, occurrence or circumstance which has, or is reasonably likely to have, a material adverse effect on the business, results of operations or financial condition of the business represented by the Assets, taken as a whole, or the Seller’s ability to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that “Seller Material Adverse Effect” shall not include any event, occurrence or circumstance, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effect in the United States economy or securities or financial markets in general; (ii) changes, condition or effects that affect the banking industry in which the Buyer operates; (iii) any change, effect or circumstance resulting from an action required by this Agreement; (iv) the effect of any changes in applicable laws or accounting rules, including United States generally accepted accounting principles; (v) any change, effect or circumstance resulting from the announcement of this Agreement; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God.

“Settlement Account” has the meaning set forth in Section 2.7(b) (iii) of this Agreement.

“Settlement Payment” has the meaning set forth in Section 3.2(a) of this Agreement.

“Survey” has the meaning set forth in Section 7.3(e) of this Agreement.

“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (a), and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of law, U.S. Department of Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

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“Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed (or actually filed) with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Inspection Deadline” has the meaning set forth in Section 7.3(e) of this Agreement.

“Title or Survey Defects” means any matter of title or survey that adversely affects the marketability of title of the Owned Real Property, or encroachments or other defects reflected in in the Survey that adversely affects the marketability of the Owned Real Property.

“Transferred Accounts Cash Letter” has the meaning set forth in Section 2.7(b)(iii) of this Agreement.

“Transferred Employees” has the meaning set forth in Section 8.1(b) of this Agreement.

“UCC Searches” has the meaning set forth in Section 7.3(d) of this Agreement.

“Welfare Benefit Plans” means those Benefit Plans which are “welfare benefit plans” as defined by ERISA.

“Working Agreement” has the meaning set forth in Section 2.7(a) of this Agreement.

2.          PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1           Purchase of Assets.

Subject to the terms and conditions of this Agreement, the Seller agrees to sell, convey, assign, and transfer possession of all right, title, and interest of the Seller in and to the Assets, and the Buyer agrees to purchase the same from the Seller, as of the close of business on the Closing Date. The Excluded Assets are expressly excluded from the Assets.

2.2           Assumption of Liabilities.

(a)          Subject to the terms and conditions of this Agreement, the Buyer agrees to assume, and thereafter honor and fully and timely, pay, perform and discharge, when due, the Liabilities as of the close of business on the Closing Date. The Buyer and Seller agree and acknowledge that no assurance is given by the Seller that the present customers of the Branches shall become or continue to be customers of the Buyer, as such decision whether to become or to continue to be a customer shall be at the sole discretion of such customers.

(b)          Notwithstanding anything to the contrary contained herein, the Buyer shall only assume the Liabilities, and shall not assume any other duties, obligations or liabilities of the Seller of any kind, whether known, unknown, contingent, or otherwise, expressly including, but without limitation of the foregoing, duties, obligations, and liabilities (i) not relating to the Assets or the Liabilities, (ii) attributable to any acts or omissions to act taken or omitted to be taken by the Seller (or any of its direct or indirect subsidiaries) on or prior to the Closing Date (iii) relating to any Employees who do not become Transferred Employees, (iv) relating to any Tax accruals of the Seller (or any of its direct or indirect subsidiaries), (v) arising out of or related to the Excluded Assets, (vi) arising out of claims related to potential unauthorized entry and/ or missing content disputes discovered after Closing, but that involve activities that took place prior to Closing; and (vii) the Benefit Plans or any duties or responsibilities of the Seller or any ERISA Affiliate of the Seller attributable to or otherwise related to the Benefit Plans (hereinafter, collectively the “Excluded Liabilities”). Without limiting the generality of the foregoing, it is not the intention that the assumption by the Buyer of the Liabilities shall in any way enlarge the rights of any third parties relating thereto. Nothing contained in this Agreement shall prevent any party hereto from contesting matters relating to the Liabilities with any third party obligee. The Seller shall indemnify and hold harmless the Buyer from and against any loss or damage arising out of or relating to any of the Seller’s duties, obligations or liabilities that are not expressly assumed by the Buyer.

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2.3           Transfer and Availability of Books and Records.

On the Closing Date, or as soon thereafter as is practicable, the Seller shall transfer and deliver to the Buyer true, correct and complete copies of the original books and records relating to the Assets and the Liabilities (other than Deposit history information), including all such files, documents, and records maintained on electronic or magnetic media in the electronic database system of the Seller. All books and records relating to the Assets and the Liabilities held by the Seller or the Buyer after the Closing Date shall be maintained in accordance with (and for the period provided in) the holding party’s standard recordkeeping policies and procedures.

2.4           Tax Matters.

(a)          Notwithstanding Section 2.5, all sales and use Taxes and any interest and penalties thereon which are payable or arise as a result of this Agreement or the consummation of any of the transactions contemplated by this Agreement, shall be paid by the Buyer, and the Buyer shall indemnify and hold harmless the Seller from and against any such Taxes. Notwithstanding Section 2.5, all real or personal property transfer, recording and similar documentary Taxes arising out of the transfer of the Assets shall be paid by the Seller, and the Seller shall indemnify and hold harmless the Buyer from and against any such Taxes.

(b)          The Buyer shall not be responsible for, or have any liability with respect to, Taxes on any income to the Seller arising out of this transaction, and the Seller shall indemnify and hold harmless the Buyer from and against any such Taxes.

2.5           Proration of Certain Expenses.

Subject to the provisions of Section 2.4, all operating expenses related to the Branches, including all real estate Taxes, personal property Taxes (tangible or intangible), rent, lease charges (including, without limitation, common area maintenance, insurance and property Taxes expenses), utility, water and sewer charges and assessments, and maintenance and service expenses, as well as premiums paid to the FDIC, and assessments paid to the Deposit Insurance Fund, each with respect to the Deposits, shall be prorated between the Buyer and the Seller as of the close of business on the Closing Date such that all such expenses related to the operation of the Branches on and prior to the Closing Date shall be paid by the Seller and all such expenses related to the operation of the Branches after the Closing Date shall be paid by the Buyer. To the extent any such expense has been prepaid by the Seller for a period extending beyond the Closing Date, there shall be a proportionate monetary adjustment of the Purchase Price in favor of the Seller in accordance with the immediately preceding sentence. Any unearned noninterest income associated with the Branches, except that interest related to the Excluded Assets or as otherwise specifically provided in this Agreement, shall also be adjusted pro rata between the parties as of the Closing Date. Any expense relating to the Branches that accrues after the Closing Date shall be paid by the Buyer. In allocating expenses related to assessments paid to the Deposit Insurance Fund with respect to the Deposits, the allocation shall be based on the relevant assessment rate multiplied by the dollar amount of the Deposits as of the Closing Date and prorated based on the number of days in the latest quarter before and after the Closing Date. The relevant assessment rate shall be: (i) for special assessments, the announced special assessment rate as it applies to the Buyer, and (ii) for regular assessments, shall be the average initial base assessment rate published by the FDIC under Risk Category I.

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2.6           Back Office Conversion.

Prior to the Closing Date, the Seller and the Buyer shall cooperate with each other and shall use their reasonable best efforts (consistent with their internal day-to-day operations) to cause the timely transfer of information concerning the Assets and the Liabilities that is maintained on the Seller’s data processing systems so that the Buyer can incorporate such information into the Buyer’s data processing systems no later than the opening of business on the Business Day following the Closing Date.

On the Closing Date, the Seller shall:

(a)          deliver to the Buyer at the Branches such of the Assets as shall be capable of physical delivery;

(b)          execute, acknowledge, and deliver to the Buyer all such endorsements, assignments, bills of sale, deeds and other instruments of conveyance, assignment and transfer as, in the reasonable judgment of the Buyer, shall be necessary and appropriate to consummate the sale and transfer of the Assets to the Buyer and to vest in the Buyer the legal and equitable title to the Assets, free and clear of all liens and encumbrances, except as otherwise permitted in this Agreement, with all of the foregoing to be in such form as shall be reasonably acceptable to the parties hereto. The Buyer shall be responsible for and shall pay the costs of all title examinations, titling fees, surveys, attorneys’ fees and expenses associated with such title examinations or titling fees, incurred by the Buyer in connection with the transfer of the Assets which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated by this Agreement;

(c)          assign, transfer, and deliver to the Buyer such of the following records pertaining to the Deposits as exist and are available and maintained in whatever form or medium:

(i)          orders and contracts including signature cards between the Seller and depositors at the Branches and records of similar character; and

(ii)         records of account;

(d)          produce a bank statement for each transferred checking or savings Deposit Account and mail the statement to the customer with a copy provided to the Buyer; and

(e)          assign, transfer, and deliver to the Buyer the Loan Instruments and related agreements and all credit files and information relating to or evidencing all Loans and Overdraft Protection Loans.

2.7           Processing of Certain Items Pre- and Post-Closing.

(a)          Pre-Closing. As promptly as practicable following the execution of this Agreement, and in no event later than the Closing Date, the parties agree to finalize the written practices and procedures under which the Buyer and the Seller shall, among other things, complete the conversion of the Branches and handle certain post-closing matters, including, without limitation, all items (including, for example, Automated Clearing House (“ACH”) and electronic funds transfer items) relating to the Assets and the Liabilities, which are presented or returned following the Closing Date, and any claims relating to such items (such agreed-upon practices and procedures being referred to herein as the “Working Agreement”).

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(b)           Following the Closing Date:

(i)          The Buyer agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to the Buyer by mail, over the counter, or through the check clearing system of the banking industry, by depositors related to the Deposits, whether drawn on the checks, withdrawal or draft forms provided by the Seller or by the Buyer, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of the Seller with respect to the balances due and owing to the depositors with respect to whom the Buyer has assumed the Deposits. The Buyer’s obligations hereunder to honor checks, drafts and withdrawal orders on forms provided by the Seller and carrying its imprint (including name and transit routing number) shall not apply to any such check, draft, or withdrawal order presented to the Buyer more than sixty (60) days following the Closing Date.

(ii)         If any of such depositors, instead of accepting the obligation of the Buyer to pay the Deposits, shall demand payment from the Seller for all or any part of any such Deposits, the Seller shall not be liable or responsible for making such payment.

(iii)        After the Closing, the Seller shall be and have the rights and obligations of a “Collecting Bank” or “Intermediary Bank” under Article 4 of the Uniform Commercial Code, as adopted by Section 11-4-101 et seq. of the Official Code of Georgia Annotated, with respect to items drawn on the accounts transferred which are received by the Seller for processing. Items received for processing against the Deposits shall be grouped and delivered to the Buyer within the time limits provided by the Uniform Commercial Code in a special cash letter separately identified as “Transferred Accounts Cash Letter.” For purposes of paying Buyer’s obligations to Seller under this Section 2.7(b)(iii), the Buyer will establish a settlement account with the Seller at the Closing Date in a collected amount equal to one percent (1%) of the Deposits that are demand deposits (the “Settlement Account”), which amount will be maintained by the Buyer for a period of sixty (60) days following the Closing Date, against which will be (i) debited the checks, returns and items hereafter referred to in this sentence and (ii) charged amounts in accordance with this Section 2.7(b)(iii) to provide, among other things, for the settlement by the Buyer of checks, returns and items which are presented to the Seller within sixty (60) days after the Closing Date and which are related to the Deposits in subsection (i) of this Section 2.7(b). In order to reduce the continuing charges to the Seller through the check clearing system of the banking system which shall result from check forms of the Seller being used after the Closing Date by the depositors whose accounts are assumed, the Buyer agrees, at its cost and expense, and without charge to such depositors, to notify such depositors promptly after the Closing Date of the Buyer’s assumption of the Deposits and, not more than 10 calendar days after the Closing Date, to furnish each depositor of an assumed account with new checks on the forms of the Buyer reflecting the Buyer’s routing number and with instructions to utilize the Buyer’s checks and to destroy unused checks of the Seller. After the expiration of the 60-day period following the Closing Date, the Seller shall dishonor checks, drafts, or withdrawal orders related to the Deposits in subsection (i) of this Section 2.7(b) unless the Seller and the Buyer agree to extend the 60-day period and extend the provision for the Settlement Account as necessary. The Buyer agrees to arrange for the transportation directly and pay the expenses of transporting from the Seller to the Buyer all checks, drafts, orders of withdrawal, cash letters, magnetic tapes and other items related to the Seller’s receipt of items relating to the Deposits after the Closing Date. These transportation expenses may be charged against the Settlement Account of the Buyer.

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(iv)        The Buyer agrees to pay promptly to the Seller (i) an amount equivalent to the amount of any checks, drafts, or withdrawal orders credited by the Seller before the Closing Date to such transferred account, which checks, drafts, or withdrawal orders are returned to the Seller unpaid after the Closing Date, and (ii) for a period not to exceed thirty (30) days from the Closing Date, an amount equivalent to the amount of any checks, drafts, or withdrawal orders credited by Seller after the Closing Date to such transferred account that are returned to Seller unpaid after the Closing Date. Upon receipt thereof, the Seller shall immediately forward any such check, draft, or withdrawal order to the Buyer.

(v)         The Seller shall promptly notify its ACH originators of the transfer of its ACH obligations to the Buyer in order to minimize or eliminate processing of ACH items by the Seller after the Closing. The Seller will provide notice and instructions to ACH originators of the changes (“Notification of Changes”) in routing and entry numbers for the accounts being transferred from the Seller to the Buyer. Such Notification of Changes by the Seller shall be produced and distributed through the Seller’s automated systems. For sixty (60) days following the Closing Date, the Seller shall continue to accept and forward to the Buyer in a timely manner all ACH entries. The settlement for all ACH items shall occur between the Seller and the Buyer daily. The Buyer shall be responsible for processing and responding to any reclamation against Deposit accounts that were transferred to the Buyer and shall be responsible for processing all returns.

(vi)        The Buyer, following the Closing, shall cause to be processed any returns related to ACH items associated with accounts being transferred with the Branches pursuant to this Agreement.

(vii)       For the first sixty (60) days after the Closing, the Seller will accept and forward to Buyer ACH items as described above, at no charge to the Buyer in addition to any other clearing items. Beginning on the 61st day after the Closing, and continuing thereafter, the Buyer shall pay the Seller $50.00 per day for each day the Seller provides any processing of any ACH item or other clearing item for the transferred Deposits, Loans, Overdraft Protection Loans or other related accounts; provided, however, that after the date that is ninety (90) days after the Closing, the Seller shall have no obligation to continue to provide such processing services and may discontinue accepting and forwarding ACH entries and return them to the originators marked “Branches or Account Sold to Another Depository Financial Institution.”

(c)           Following the Closing, and for a period of sixty (60) days after the Closing, the Seller agrees to forward promptly to the Buyer:

(i)          any payments (properly endorsed without recourse as necessary) that are received by the Seller on or after the Closing Date that relate to the Loans or Overdraft Protection Loans and to provide sufficient information, to the extent that such information is available to the Seller, so that any such payments may be properly applied;

(ii)         any notices or other correspondence received on or after the Closing Date that relate to the Loans, Overdraft Protection Loans, or other Assets; and

(iii)        with respect to credit life, credit accident, and health policies on Loans and Overdraft Protection Loans, as applicable:

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(A)         at the Closing, the Seller shall assign all of its right, title, and interest in and to all insurance certificates in effect in connection with the closed end loans and lines of credit, including the credit life insurance and credit accident and health insurance, and all its right, title, and interest in such policies given as security for the Loans. The Seller shall notify the appropriate insurance companies that the Loans and the respective insurance coverages have been transferred to the Buyer and secure consent thereof to the extent necessary to effect the transfers contemplated hereunder;

(B)         the Seller shall transfer to the Buyer at the Closing all unearned premiums (if any) on such policies held by the Seller as of the Closing Date; and

(C)         the Seller and the Buyer shall, prior to the Closing, agree upon a method by which the Buyer may avoid rebating from the Buyer’s own funds the unearned insurance premiums on prepaid Loans and Overdraft Protection Loans without having received from the Seller that portion of the premiums held thereon by the Seller but unearned as of the Closing Date.

The parties anticipate developing an appropriate methodology for transferring such items and products and assuming such items and products and to set forth such methodology in the final Working Agreement.

With respect to Section 2.7(c)(i) and Section 2.7(c)(ii) hereof, for the first sixty (60) days after the Closing, the Seller will accept and forward to Buyer any payments, notices or other correspondence that relate to the Loans and Overdraft Protection Loans, at no charge to the Buyer. After this initial sixty (60) day period, the Buyer agrees to arrange for and pay the expenses of transporting from the Seller to the Buyer all payments, notices or other correspondence that relate to the Loans and Overdraft Protection Loans. After ninety (90) days after the Closing, the Seller may discontinue accepting and forwarding any such payments, notices or other correspondence and return them to the sender marked “Branches or Loan Sold to Another Depository Institution.”

2.8           Information Returns.

Unless otherwise agreed by the Buyer and the Seller in writing, (i) the Seller with respect to the transferred Assets and Liabilities on or before the Closing Date and (ii) the Buyer with respect to the transferred Assets and Liabilities after the Closing Date shall report to the applicable Tax authorities and customers of the Branches all reportable payments made or received in connection with the Branches (including amounts reportable on Internal Revenue Service Form 1098 and Form 1099) during the entire year in which the Closing Date occurs and, in connection with any such payments, shall withhold and pay over to the applicable Tax authorities any amounts required to be so withheld and paid over. For purposes of this Section 2.8, the term “reportable payment” shall include, interest paid on the Deposits, interest received on the Loans and the Overdraft Protection Loans, and any other information returns required with respect to the Assets and the Liabilities. The Buyer and the Seller shall retain, in accordance with their respective standard recordkeeping policies and procedures, and provide the other with all records or other information that may be reasonably relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. The Buyer agrees to indemnify the Seller for any penalty, interest, claim, fee (including reasonable attorneys’ fees) or other liability or expense which may be imposed upon or asserted against the Seller as a result of the Buyer’s failure to timely and accurately report such reportable payments, as required by law, earned or paid by the customers after the Closing Date. The Seller agrees to indemnify the Buyer for any penalty, interest, claim, fee (including reasonable attorneys’ fees) or other liability or expense which may be imposed upon or asserted against the Buyer as a result of the Seller’s failure to timely and accurately report such reportable payments, as required by law, earned or paid by the customers on or prior to the Closing Date.

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2.9           Overdraft Repurchases.

Subject to the provisions set forth in this Section 2.9, the Seller shall repurchase from the Buyer, on demand, Overdrafts outstanding on the Closing Date that have remained outstanding for thirty (30) calendar days following the Closing Date. Such repurchase shall occur within five (5) Business Days following the 30-day period. The amount of such repurchase shall be equal to the balance of the Overdraft as of the Closing Date less any amounts paid to the Buyer on such Overdraft. Notwithstanding the Seller’s obligation to repurchase Overdrafts, the Buyer shall use its commercially reasonable efforts consistent with practices it follows for its own accounts to collect such Overdrafts prior to the expiration of such 30-day period; provided, however, that the Buyer’s commercially reasonable efforts to collect Overdrafts shall not require that it initiate or pursue any legal action against any Person.

2.10        Safe Deposit Business.

(a)          As of the Closing Date, the Buyer shall assume and discharge the Seller’s obligations with respect to the safe deposit box business at the Branches in accordance with the terms and conditions of contracts or rental agreements related to such business, and the Buyer shall maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.

(b)          As of the Closing Date, the Seller shall transfer the records related to such safe deposit box business to the Buyer, and the Buyer shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of the safe deposit boxes at the Branches.

(c)          Safe deposit box rental payments (not including late payment fees) collected by the Seller before the Closing Date applying to periods after the Closing Date shall be prorated as of the Closing Date.

2.11        Letters of Credit.

The Seller and the Buyer shall cooperate and use all commercially reasonable efforts to effect the termination of the Letters of Credit and the substitution of the Buyer in the place of the Seller with respect to the Letters of Credit. The Buyer shall assume only those Letters of Credit identified on Schedule 2.11, which shall be identified by Buyer in its sole discretion and shall be updated or modified by Buyer in its sole discretion in connection with the preparation of the Closing Statement as set forth in Section 3.2.

3.          CONSIDERATION

3.1           Calculation.

(a)          In consideration of the Buyer’s purchase of the Assets and its assumption of the Liabilities, the Buyer shall pay to the Seller a purchase price equal to (x) the sum of the following items (i) through (ix), in each case calculated as of the close of business on the Closing Date unless, otherwise specified, less (y) an amount equal to the sum of the par value of the Deposits (as of the Closing Date), the Accrued Interest thereon, and the safe deposit box rental payments collected by the Seller applying to periods after the Closing Date (the “Purchase Price”).

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(i)          $178,249 in respect of the Fixed Assets, which represents the aggregate net book value of the Fixed Assets as reflected in the books and records of the Seller at July 31, 2013.

(ii)         $4,995,861 in respect of the Owned Real Estate Property, which represents the aggregate net book value of the Owned Real Estate Property as reflected in the books and records of the Seller at July 31, 2013, less $850,000.

(iii)        The aggregate par value of the Loans and the Overdraft Protection Loans, each net of unearned income and loan loss reserve plus Accrued Interest thereon.

(iv)        The aggregate amount of cash on hand at the Branches, including ATM Location’s cash (but excluding vendor-serviced ATM cash), vault cash and tellers’ cash.

(v)         The aggregate outstanding principal amount of the Overdrafts.

(vi)        The Prepaid Expenses.

(vii)       The net amount (which may be a negative amount) of Taxes payable by the Seller under Section 2.4 (i.e., the amount payable by the Buyer less the amount payable by the Seller).

(viii)      The net amount (which may be a negative amount) of any adjustments under Section 2.5 (i.e., the amount payable by the Buyer less the amount payable by the Seller).

(ix)         An amount relating to the Deposits assumed by Buyer equal to:

(A)         $2,557,146, plus

(B)         an amount equal to 1.33% of those Deposits in excess of $192,266,668 assumed by Buyer pursuant to this Agreement.

  (b)          As described in Section 3.2, the Purchase Price shall be paid in the form of the Settlement Payment plus or minus, as the case may be, the Adjustment Payment. In the event the preceding formula produces a negative number, the absolute value of such amount shall be paid by the Seller to the Buyer by wire transfer on the Closing Date and the Buyer shall have no obligation to make any payment to the Seller. The payment formula referred to above is for the sole purpose of determining the amount of cash transferable at the Closing Date and shall not constitute an allocation of the purchase price for the Branches to any particular asset being transferred or liability being assumed.

3.2           Settlement.

(a)          On the Closing Date the Seller shall deliver to the Buyer the closing statement prepared in accordance with the terms of this Agreement, substantially in the form of Exhibit A to this Agreement (the “Closing Statement”), which shall be prepared and dated as of three (3) Business Days prior to the close of business on the Closing Date and be the basis of the payment to be made by the Buyer to the Seller’s account (or the Seller to the Buyer’s account) on the Closing Date (the “Settlement Payment”).

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(b)          The parties shall cooperate in the preparation of the adjusted closing statement to be completed within thirty (30) days after the Closing Date. The adjusted closing statement shall be prepared by Buyer in accordance with the terms of this Agreement, substantially in the form of Exhibit B to this Agreement (the “Adjusted Closing Statement”) and shall be dated as of the close of business on the Closing Date. The Buyer shall afford the Seller and its accountants and attorneys reasonable access and opportunity to review the relevant work papers and documentation used by the Buyer in preparing the Adjusted Closing Statement. On the Business Day after the Buyer and the Seller agree to the Adjusted Closing Statement, or the Buyer and the Seller receive notice of any determination of the Adjusted Closing Statement under subsection (c) below, the Buyer shall pay to the Seller (or the Seller shall pay to the Buyer) an amount (the “Adjustment Payment”) equal to the amount due and stated on the Adjusted Closing Statement.

(c)          If the Buyer and the Seller are unable to agree on the respective Adjusted Closing Statement within thirty (30) days after the Closing Date, either the Buyer or the Seller may submit the matter to a Mediator, which shall determine all disputed portions of the Adjusted Closing Statement in accordance with the terms and conditions of this Agreement within thirty (30) days after the submission. The Buyer and the Seller shall each pay half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against the relevant party if it determines that such party negotiated the relevant Adjusted Closing Statement in bad faith. The Adjusted Closing Statement, as agreed upon by the Buyer and the Seller or determined under this subsection, shall be final and binding upon the parties.

(d)          This Section 3.2 shall be the sole and exclusive mechanism for determining the Adjusted Closing Statement, whether by agreement between the Buyer and the Seller, or by a Mediator. Neither the Buyer nor the Seller shall have any right or claim for damages or indemnification under Section 11.4 hereof in connection with any issues or matters settled or resolved in connection with the completion and delivery of the Adjusted Closing Statement or any matters arising therefrom.

(e)          The Settlement Payment and the Adjustment Payment shall each be made by wire transfer of immediately available funds to the account of the party receiving the payment. Such account shall be identified by the party receiving the funds to the other party not less than two (2) Business Days prior to such payment, unless otherwise agreed upon by the parties.

3.3           Allocation of Purchase Price.

(a)          The Purchase Price shall be allocated as shown on an allocation schedule (the “Allocation Schedule”) to be prepared by the Seller no later than five (5) Business Days prior to the Closing Date and approved by the Buyer prior to the Closing Date. If it is determined, in accordance with Section 3.2 hereof, that an Adjustment Payment is due and payable, then the Adjustment Payment shall be allocated as shown on a revised allocation schedule (the “Revised Allocation Schedule”) to be prepared by the Seller within ninety (90) days after such determination. The allocation set forth in such Allocation Schedule (or the Revised Allocation Schedule if applicable) shall comply with the rules of Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. The Buyer shall have a period of ten (10) Business Days following receipt of the Revised Allocation Schedule in which to review such Revised Allocation Schedule and raise any objections that the Buyer may have. Unless the Buyer timely objects in writing to such Revised Allocation Schedule, such Revised Allocation Schedule shall become binding on the parties without further adjustment. If the Buyer timely objects, the Buyer and Seller shall use their reasonable best efforts to resolve the disagreement during the ten (10) day period following the Seller’s receipt of the Buyer’s notice of objection. If the Buyer and Seller cannot agree on such Revised Allocation Schedule, as the case may be, in such ten (10) day period, then the Buyer and the Seller shall jointly engage an independent certified public accounting firm (the cost of which shall be split equally by the Buyer and Seller) to serve as the final arbiter as to those matters in dispute with respect to such allocation.

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(b)          The Buyer and Seller agree to be bound by the allocation set forth in the Allocation Schedule (or the Revised Allocation Schedule if any) for all purposes of Tax reporting, including the filing of IRS Form 8594 in accordance with the Allocation Schedule (except where differences between the book value and the Tax value are required to be reflected under applicable IRS guidelines, in such case the Buyer and Seller agree to be bound by such applicable IRS guidelines) and the filing of an amended IRS Form 8594 in the event a Revised Allocation Schedule is prepared after the Initial Form 8594 has been filed. Except as otherwise required pursuant to a “determination” as defined under Section 1313 of the Code (or any comparable provision of state or local law), neither the Buyer nor the Seller shall (nor shall either such party allow its Affiliates to) file a Tax Return or take any position with any Governmental Entity that is inconsistent with the Allocation Schedule or, if applicable, the Revised Allocation Schedule. In the event the Buyer or Seller receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit.

4.          SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to the Buyer.

4.1           Organization, Power and Authority.

(a)          The Seller is a state chartered bank duly organized under the laws of the State of Virginia, validly existing and in good standing. The Seller has the requisite corporate power and authority to conduct the business now being conducted at the Branches. The Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and any other documents or instruments executed pursuant hereto by the Seller and to consummate the transactions herein contemplated. This Agreement has been duly and validly executed by the Seller and, assuming due authorization, execution, and delivery by the Buyer, constitutes valid and binding obligations of the Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Upon the Seller’s execution of the other documents or instruments contemplated by this Agreement to be delivered at the Closing, such documents and instruments will be duly and validly executed by the Seller and, assuming due authorization, execution and delivery by the Buyer, will constitute valid and binding obligations of the Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)          The performance of this Agreement by the Seller shall not violate any provision of the charter or bylaws of the Seller, or violate any applicable law, rule, regulation, or order or any contract or instrument by which the Seller is bound, except for such violations of law, rule, regulation, order, contract or instrument, which alone, or taken in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

4.2           Consents and Approvals.

No consents, approvals, filings, or registrations with any third party or any public body, agency or authority are required in connection with the Seller’s consummation of the transactions contemplated by this Agreement, except as contemplated by Sections 6.2 and 7.1 hereof or as set forth on Schedule 4.2 to this Agreement.

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4.3           Litigation and Regulatory Proceedings.

(a)          Except as set forth on Schedule 4.3(a), there are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or, to the Seller’s knowledge, threatened against the Seller or any of its properties, Assets or Liabilities, which alone, or taken in the aggregate, reasonably would be expected to have a Seller Material Adverse Effect. No Governmental Entity has notified the Seller or any Affiliate of Seller that it would oppose or not approve or consent to the transactions contemplated by this Agreement, and the Seller knows of no reason for any such opposition, disapproval, or nonconsent.

(b)          As of the date hereof, there are no pending or, to the Seller’s knowledge, threatened disputes or controversies that would reasonably be expected to prevent or materially delay the Seller from being able to perform its obligations under this Agreement or impair the validity or consummation of this Agreement or the transactions contemplated hereby.

4.4           Owned Real Property.

(a)         The Seller has good and marketable title to the Owned Real Property, free and clear of all liens and encumbrances, except for (and subject to) the Permitted Encumbrances.

(b)         Seller has provided Buyer copies of all material Due Diligence Documents in Seller’s possession or reasonable control relating to the Owned Real Property.

(c)         Except as set forth on Schedule 4.4:

(i)          Seller has received no written notice of any outstanding uncured violations (A) under applicable zoning, platting, subdivision, use, building, environmental, health and safety, fire and other applicable laws and regulations applicable to the Owned Real Property, or (B) under any covenants, conditions, restrictions, rights of way, or easements relating to its Owned Real Property;

(ii)         There are no actual, pending or, to Seller’s knowledge, threatened condemnation proceedings relating to the Owned Real Property;

(iii)        The Owned Real Property is currently adequately serviced by all utilities necessary for the Seller’s operation of the Branches as presently used for financial institution offices;

(iv)        Seller has received no written notices or requests of any Governmental Entity, insurance company or board of fire underwriters (or organization exercising functions similar thereto), or mortgagee directed to Seller and requesting the performance of any work or alteration in respect to the Branches which has not been complied with;

(v)         Seller is not a party to any leases, subleases, licenses or similar agreements permitting any party other than Seller to lease, use or occupy space in or on the Owned Real Property, subject to the Permitted Encumbrances;

(vi)        Seller has not granted any options to purchase or similar agreements with respect to the Owned Real Property; and

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(vii)       To Seller’s Knowledge, there are no Taxes, assessments, water charges or sewer charges relating to the Owned Real Property which are delinquent, and there are no special Tax assessments or charges for unpaid taxes pending or threatened against the Owned Real Property.

(d)          Except as set forth on Schedule 4.4, and except for the Permitted Encumbrances, (i) the Seller has not entered into any agreement regarding the Owned Real Property which will continue to bind the Buyer or the Owned Real Property after Closing, and (ii) the Owned Real Property is not subject to any claim, demand, suit, lien, proceeding, or litigation of any kind, pending or threatened, which would adversely affect or limit the Buyer’s use and enjoyment of the Owned Real Property or which would limit or restrict the Seller’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

4.5           Fixed Assets.

The Seller has good and marketable title to its Fixed Assets, free and clear of all encumbrances, claims, charges, security interests, or liens, if any, except for Permitted Encumbrances, and has the right to sell, convey, transfer, assign, and deliver to the Buyer all of the Fixed Assets. The Fixed Assets are in good operating condition in all material respects, ordinary wear and tear excepted.

4.6           Loans and Overdraft Protection Loans.

(a)          The Seller has full power and authority to hold the Loans and Overdraft Protection Loans, and has good and marketable title to its Loans and Overdraft Protection Loans free and clear of all liens and encumbrances, except for Permitted Encumbrances. The Seller is authorized to sell and assign its Loans and Overdraft Protection Loans to the Buyer and, upon assignment, the Buyer shall have the rights of the Seller with respect to the Loans and Overdraft Protection Loans in accordance with the terms and conditions thereof.

(b)          Each Loan and each Overdraft Protection Loan, to the Seller’s knowledge, was originated in conformity in all material respects with applicable laws and regulations, and its principal balance as shown on the Seller’s books and records is true and correct as of the last day shown thereon. The Seller has complied in all material respects with all of its obligations under its Loan Instruments.

(c)          To Seller’s knowledge, each of the Loans and Overdraft Protection Loans (i) is the legal, valid, and binding obligation of the obligor, maker, co-maker, guarantor, endorser, or debtor (such person referred to herein as an “Obligor”) thereof or thereunder and is evidenced by legal, valid, and binding instruments executed by the respective Obligors, each of which at the time of such execution had capacity to contract, and any signature on any Loan Instruments is the true signature of the Obligor on the Loan or Overdraft Protection Loan involved, and (ii) is enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles).

(d)          (i) The documentation relating to each Loan accurately reflects in all material respects the payment history, all of the terms and conditions and the outstanding balance of the Loan, and all receipts pertaining to the Loan from the Obligor(s) thereof and all credits to which such Obligor(s) are entitled, (ii) with respect to each Loan that is secured, the Seller has a valid and enforceable lien on the collateral described in the documents relating to such Loan, and, to the Seller’s knowledge, such lien has the priority described in the Seller’s loan files relating to such Loans (except as enforceability may be limited by bankruptcy laws and other similar laws relating to creditors’ rights and principles of equity), (iii) no taxes or other liability of the Seller shall accrue against or be collected from the Buyer out of any Loan by reason of the purchase thereof by the Buyer, (iv) the Seller has paid or caused to be paid any and all license, franchise, intangible, stamp, or other Tax or fee due and owing to any state where a Loan originated, or any political subdivision thereof, arising from or growing out of the acquisition, collection or holding of any Loan, and (v) to the Sellers’s knowledge, neither the Seller nor any of its agents, officers, employees, or representatives in any manner has been guilty of any civil or criminal fraud with respect to the creation of any Loan or with respect to the transfer, assignment, and sale of the same to the Buyer hereunder.

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(e)          Other than the express representations and warranties in Sections 4.6(a), (b), (c) and (d), all Loans, Overdraft Protection Loans, and Loan Instruments transferred to the Buyer on the Closing Date pursuant to Section 2.1 of this Agreement shall be transferred on an “AS IS” basis and without recourse to the Seller and without any representations or warranties as to the collectability of any such Loan or Overdraft Protection Loan or the creditworthiness of any such Obligor.

4.7           Seller Benefit Plans.

(a)          Schedule 4.7(a) contains a true and complete list of each Benefit Plan currently maintained or contributed to by the Seller covering one or more Employees or under which the Seller has any obligation or liability, contingent or otherwise, with respect to one or more Employees or under which any Employee has any present or future right to benefits (collectively, the “Seller Benefit Plans”).

(b)          Each Seller Benefit Plan complies in all material respects with, and has been administered in all material respects in accordance with, ERISA, the Code, and all other statutes, rules and regulations, agreements and instruments by which it is governed. All Seller Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be Tax exempt have been determined to be qualified under Code Section 401(a) and exempt from Taxation by the Internal Revenue Service. There are no pending investigations by any Governmental Entity involving any Seller Benefit Plan and, to the knowledge of the Seller, no threatened or pending claims against any Seller Benefit Plan (except for claims for benefits payable in the normal operation of the Seller Benefit Plan).

(c)          Neither the Seller, nor its ERISA Affiliates have at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to, with respect to any Employee, (i) a “defined benefit plan” (as defined in ERISA 3(35) and Code Section 414(j)); (ii) a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)). The Seller has no liability, with respect to any Employee, under Title IV of ERISA either directly or through its ERISA Affiliates. Neither the Seller nor its ERISA Affiliates have maintained in the past nor currently maintain a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to any Employee after retirement or other separation of service except to the extent required under Part 6 of Title I or ERISA or Code Section 4980B or their successors or other applicable law. The Seller has complied in all material respects with the continuation coverage requirements of Section 1001 of COBRA, and ERISA Sections 601 through 608 to the extent applicable to any Employee.

(d)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by the Agreement (either alone or in conjunction with any other event) will (i) entitle any current or former employee, director or individual consultant of the Seller or the Branches to severance pay, or any payment contingent upon a change in control or ownership of the Branches, (ii) increase or enhance any benefits payable under any Seller Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee, director or individual consultant of the Seller or the Branches. No Seller Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

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(e)          Neither the Seller nor the Branches has made any payments, is obligated to make any payments, or is a party to any agreement, plan, or arrangement that could obligate it to make any payments, to any Employee that could be disallowed as a deduction under Section 280G of the Code.

4.8           Compliance with Certain Laws; Deposits.

(a)          The Deposit Accounts and the Overdraft Protection Lines of Credit are genuine and enforceable obligations of Seller and were opened, extended, or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders in all material respects, and, since their acquisitions by the Seller, the Branches has been operated in compliance with the Seller’s policies and procedures and all applicable federal, state and local laws, regulations, rules, restrictions, ordinances and orders, except for such instances of noncompliance which alone, or taken in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(b)          All interest accrued or accruing on the Deposits has been properly credited thereto and properly reflected on Seller’s books of account, and Seller is not in default in the payment of any thereof.

(c)          Seller has timely paid and/or performed its liabilities and obligations relating to the Deposits.

(d)          Seller has at all times since its acquisition of the Deposits administered the Deposits and Deposit Accounts in accordance with all applicable fiduciary duties of Seller.

(e)          All customer agreements relating to the Deposits (other than certificates of deposit) legally permit the Seller to unilaterally terminate or modify such agreements upon thirty (30) days prior written notice without the consent of the depositor(s) and without penalty, subject to applicable law and the delivery of any notices required by such agreements.

(f)          None of the Deposits are subject to any encumbrances or any legal restraint or other legal process, other than customary court orders, levies, and garnishments affecting depositors.

4.9           FDIC Insurance.

The Deposits are insured by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund to the maximum extent permitted by law, and no action is pending or, to the Seller’s knowledge, threatened by the FDIC against the Seller with respect to the termination of such insurance, and all premiums and assessments required to be paid in connection therewith have been paid when due by the Seller.

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4.10         Environmental.

Seller has not received any written notice from any Governmental Entity of any: (i) violation of any Environmental Law with respect to the Branches or the Owned Real Property, or (ii) Hazardous Materials present on the Owned Real Property, or (iii) Releases of Hazardous Materials at or affecting the Owned Real Property. There is no legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental investigation pending or, to Seller's knowledge, threatened which seeks to impose on Seller in connection with the Owned Real Property any liability arising under any Environmental Law, nor to Seller's knowledge is there any basis for any of the foregoing. Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, regulatory agency or third party imposing any such liability with respect to the Owned Real Property. To Seller's knowledge, there are no environmental conditions such as use of the Owned Real Property as a landfill or for storage of above ground or underground storage tanks, discharges or emissions or releases of Hazardous Materials present at, on, under, or above the Owned Real Property, which constitute a violation of any Environmental Law.

4.11         Employment Agreements.

No Employee is a party to any individual contract, written or oral, express or implied, for the employment of the Employee or the provision of severance or change of control benefits.

4.12         Employees.

With respect to the Employees:

(a) There are no currently pending, or to the Seller’s knowledge, threatened litigation, arbitration, or administrative proceedings alleging a violation or claimed violation by the Seller related to any health, safety, wage and hour, equal opportunity, anti-discrimination, labor or other law, ordinance, rule, regulation, or order governing the terms and conditions of employment;

(b) the Seller has maintained all material records that are required to be maintained related to the wages and hours of Employees;

(c) the Seller has complied with applicable immigration laws related to employment verification; and

(d) all required documents related to inspections of the Branches or related to the occupational health and safety of employees have been maintained in accordance with applicable law.

4.13         Books, Records, Documentation, Etc.

The books and records being transferred to the Buyer hereunder are complete, correct, and accurate in all material respects, and are in material compliance with all applicable federal and state laws and regulations. The deposit and lending-related forms, notices, statements, and related documentation with respect to the Deposits and Loans, as well as the Seller’s policies, procedures, and practices with respect thereto, used in connection with its banking operations comply in all material respects with applicable federal and state laws and regulations.

4.14         Tax Matters.

The Seller has paid or reserved for or shall have paid or reserved for prior to the Closing Date all Taxes required to be paid (whether or not shown or required to be shown on any Tax Return), the non-payment of which would result in a lien upon any of the Assets or would result in the Buyer becoming liable or responsible therefor. There is no current or pending claim or dispute concerning any Tax liability of Seller which could result in a lien upon any of the Assets or could result in the Buyer becoming liable or responsible therefore. The Seller has filed all real property and personal property Tax Returns currently due relating to the Assets and has paid all taxes shown as due thereon. The Seller has filed all Tax Returns that it is required to file, relating to the Assets, and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. No claim has ever been made by an authority in any jurisdiction where Seller does not file Tax Returns, relating to the Assets, that Seller is or may be subject to taxation by such jurisdiction.

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4.15         Brokers, Finders and Financial Advisors.

Except as set forth on Schedule 4.16, the Seller has not employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement or the transactions contemplated hereby. The Buyer shall not be liable for any fees and expenses of any broker, finder, financial advisor or investment banker employed by Seller with respect to this Agreement or the transactions contemplated hereby, and the Seller agrees to indemnify and hold the Buyer harmless from and against any claim for payment for such amounts attributable to the Seller’s actions.

4.16         Governmental Reporting.

Seller has timely filed all applicable reports, returns and filing information data required to be filed with any and all federal and state banking authorities and any and all other governmental authorities and regulatory agencies. For all completed calendar years, Seller has duly and timely sent to each owner of a Deposit all required Form 1099s.

4.17         Sufficiency of Assets.

The Assets and Liabilities that shall be transferred to the Buyer pursuant to the terms of this Agreement are sufficient to operate the Branches and to conduct business therefrom of types and scale materially commensurate to the business conducted therefrom by the Seller in the twelve (12) months immediately prior to the Closing Date.

4.18         Disclosure.

Notwithstanding any other provision of this Agreement, no representation or warranty or other statement made by the Seller in this Agreement or on the Schedules contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

4.19         Limitation on Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, NEITHER THE SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, NOR ANY OTHER PERSON, MAKES OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE FIXED ASSETS, THE OWNED REAL PROPERTY, THE ASSETS OR THE LIABILITIES , OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR AS TO ANY OTHER MATTER OR THING, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, AND THE SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WHETHER BY THE SELLER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, OR ANY OTHER PERSON.

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5.	BUYER’S REPRESENTATIONS AND WARRANTIES

The Buyer makes the following representations and warranties to the Seller.

5.1           Organization, Power and Authority.

(a)          The Buyer is a state chartered bank duly organized under the laws of the State of Georgia, validly existing and in good standing. The Buyer has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and any other documents or instruments executed pursuant hereto by the Buyer and to consummate the transactions herein contemplated. This Agreement has been duly and validly executed by the Buyer and, assuming due authorization, execution, and delivery by the Seller, constitutes valid and binding obligations of the Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Upon the Buyer’s execution of the other documents or instruments contemplated by this Agreement to be delivered at the Closing, such documents and instruments will be duly and validly executed by the Buyer and, assuming due authorization, execution, and delivery by the Seller, will constitute valid and binding obligations of the Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)          The performance of this Agreement by the Buyer shall not violate any provision of the charter, bylaws, or similar governing documents of the Buyer, or any applicable law, rule, regulation, or order or any contract or instrument by which the Buyer is bound, except for such violations of law, rule, regulation, order, contract or instrument, which alone, or taken in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

5.2           Consents and Approvals.

No consents, approvals, filings, or registrations with any third party or any public body, agency, or authority are required in connection with the Buyer’s consummation of the transactions contemplated by this Agreement, except as contemplated by Sections 6.2 and 7.1 hereof or as set forth on Schedule 5.2 to this Agreement.

5.3           Litigation and Regulatory Proceedings.

(a)          Except as set forth on Schedule 5.3(a), there are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated, pending or, to the Buyer’s knowledge, threatened against the Buyer or any of its properties or assets which alone, or taken in the aggregate, reasonably would be expected to have a Buyer Material Adverse Effect. No Governmental Entity has notified the Buyer or any Affiliate of Buyer that it would oppose or not approve or consent to the transactions contemplated by this Agreement, and the Buyer knows of no reason for any such opposition, disapproval or nonconsent.

(b)          As of the date hereof, there are no pending or, to the Buyer’s knowledge, threatened disputes or controversies that would reasonably be expected to prevent or materially delay the Buyer from being able to perform its obligations under this Agreement or impair the validity or consummation of this Agreement or the transactions contemplated hereby.

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5.4           Regulatory Capital and Condition.

The Buyer is in compliance with all of its regulatory capital standards as of the date hereof, and has no reason to believe that it shall be unable to obtain the required regulatory approvals for the transactions contemplated by this Agreement as a result of its current level of regulatory capital. As of the date of this Agreement, there is no pending or, to the Buyer’s knowledge, threatened legal or governmental proceedings against the Buyer or any Affiliate of Buyer that would adversely affect the Buyer’s ability to obtain the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate any of the transactions contemplated by this Agreement.

5.5           Closing and Conversion Dates.

Subject to the terms of this Agreement, the Buyer agrees to close the acquisition of the Branches and convert the processing and computer systems of the Branches no later than the Business Day following the Closing Date.

5.6           Brokers, Finders and Financial Advisors.

The Buyer has not employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking, or other fees or commissions in connection with this Agreement or the transactions contemplated hereby. The Seller shall not be liable for any fees and expenses of any broker, finder, financial advisor or investment banker employed by Buyer with respect to this Agreement or the transactions contemplated hereby, and the Buyer agrees to indemnify and hold the Seller harmless from and against any claim for payment for such amounts attributable to the Buyer’s actions.

5.7           Limitation on Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER THE BUYER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, NOR ANY OTHER PERSON, MAKES OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY TO THE SELLER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WHETHER BY THE BUYER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, OR ANY OTHER PERSON.

6.          ADDITIONAL AGREEMENTS OF THE SELLER

6.1           Access to the Seller’s Premises, Records and Personnel.

(a)          Upon execution of this Agreement and through the Closing Date, the Seller shall give the Buyer and its representatives such access to the Branches as the Buyer may reasonably request, provided that the Buyer and its representatives do not unreasonably interfere with the business operations of the Seller at the Branches and the Buyer coordinates and schedules any visits (each of which shall be during the Seller’s normal business hours or thereafter as permitted by Seller) to the Branches by the Buyer or its representatives in advance with the Seller. The Seller shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the legal rights of any customer or employee or attorney-client privilege or would be contrary to law, rule, regulation, or any legal or regulatory order or process or any fiduciary duty or binding agreement entered into prior to the date of this Agreement. All such access and any investigations conducted by the Buyer using such access shall be at the Buyer’s sole expense.

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(b)          Notwithstanding anything in this Agreement to the contrary, the Seller shall not be required to disclose, or to cause the disclosure to the Buyer or its representatives (or provide access to any offices, properties, books, or records of the Seller, that could result in the disclosure to such Persons or others), of any Tax Returns or any work papers relating thereto or any other confidential information relating to income or franchise Taxes or other Taxes of the Seller, or trade secrets, patent or trademark applications, or product research and development belonging to or performed by or for the Seller, nor shall the Seller be required to permit or to cause others to permit the Buyer or its representatives to copy or remove from the offices or properties of the Seller any documents, drawings, or other materials that might reveal any such confidential information; provided, however, the Buyer shall have access to Tax Returns to the extent that liability for the Taxes at issue could reasonably be expected to be imposed on the Buyer.

(c)          Upon the execution of this Agreement and through the Closing Date, at the Buyer’s reasonable request, the Seller shall authorize and permit certain of its respective officers and members of management (as reasonably acceptable to the Seller) to engage in discussions with the Buyer for the purposes of discussing the operations of the Branches and negotiating and concluding management employment contracts, employee benefit plans, and new incentive plans, and the Buyer shall maintain the confidentiality of any information furnished by such officers or members of management of the Seller pursuant to such discussions with the Buyer in accordance with the terms hereof. .

(d)          The Seller shall provide the Buyer with reasonable access to all documentation and collateral files related to the Loans, including any documentation and collateral files located at other offices of the Seller, for purposes of completing a loan review.

6.2          Regulatory Approvals; Information.

The Seller agrees to use its reasonable best efforts to obtain promptly any regulatory approval not otherwise addressed in Section 7.1 hereof and on which its consummation of the transactions contemplated by this Agreement is conditioned. The Seller shall cooperate with the Buyer in obtaining any regulatory approval which the Buyer must obtain before the Closing.

6.3          Conduct of Business.

Except as provided in this Agreement, in the Working Agreement, or as may otherwise be agreed upon by the Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing Date, the Seller shall (i) with respect to the Branches, use its best efforts to preserve and maintain for the benefit of the Buyer its business operations and business relationship with depositors, customers, and others having business relationships with it and whose accounts shall be retained at the Branches and shall not transfer any of such accounts to any of Seller’s other branches, (ii) continue to carry on its operations at the Branches, including with respect to services and hours of operation, rates offered on Deposits and its interest rate or fee pricing policies with respect to the Loans and the Overdraft Protection Loans, until the Closing in the ordinary course of business, consistent with prudent business practices in the market in which the Branches operates; (iii) underwrite and administer the Loans and the Overdraft Protection Loans in the ordinary course of its business in accordance with its customary practices and applicable laws and regulations; (iv) maintain the Branches in its current condition, ordinary wear and tear excepted; (v) not increase the salaries, remuneration, severance, benefits, or compensation of, or pay any bonus to, the Employees, except in the ordinary course of business consistent with past practices, as may be required by applicable law, or as required by any Benefit Plans applicable to employees of the Seller generally; and (vi) use its best efforts to effect an orderly transition and transfer of the Branches, its business and its customers from Seller to Buyer. The Seller will notify the Buyer of any event of which the Seller obtains knowledge which would make any of its representations under Article 4 of this Agreement false in any respect. Notwithstanding the foregoing, the Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Branches. Nothing herein shall be construed as requiring the Seller to engage in any activities or efforts outside the ordinary course of business as presently conducted.

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6.4           Covenant of the Seller Not to Solicit.

The Seller hereby agrees that for a period of twelve (12) months from and after the Closing Date, neither the Seller nor its Affiliates shall knowingly target and solicit customers of the Branches as of the Closing Date whose Deposits or Loans are being assumed or purchased by the Buyer; provided, however, that nothing in this Section 6.4 shall (i) otherwise prevent the Seller or its Affiliates from taking such actions as may be required to comply with applicable federal or state laws, rules or regulations or from servicing or communicating with the then-current customers of the Seller or its Affiliates or (ii) restrict general mass mailings, telemarketing calls, statement stuffers, advertisements or other similar communications whether in print, on radio, television, the Internet, or by other means that are directed to the general public.

6.5           Sweep Accounts.

The Seller agrees that all cash automatically transferred from the Deposit Accounts by the Seller on the Business Day prior to the Closing Date into overnight sweep accounts shall be returned to the respective Deposit Accounts as of the Closing Date, together with any interest, or income accrued in connection with such arrangement.

6.6           Insurance.

The Seller shall maintain in effect until the Closing Date all casualty and public liability policies relating to the Owned Real Property and the activities conducted thereon and maintained by the Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until the Closing Date. As of the Closing Date, the Seller’s insurance coverage shall cease, and from and after the Closing Date the Buyer shall be responsible for all insurance protection for the Owned Real Property and the activities conducted thereon.

6.7           Other Assumed Contracts.

Schedule 6.7 sets forth a complete and accurate list of any individual maintenance contract or equipment leases that relate to the operation of the Branches, but are not subject to a master lease pursuant to which equipment is leased by the Seller or its Affiliates at locations other than the Branches, and are capable of being assigned to the Buyer (the “Other Assumed Contracts”). Each of the Other Assumed Contracts is in full force and effect, and there are no known defaults under any of the Other Assumed Contracts. At the option of the Buyer, the Seller shall use its commercially reasonable efforts (which, for the avoidance of doubt, shall not require incurring any expense), and shall cooperate with the Buyer, in obtaining any required consent to assign any such Other Assumed Contract to the Buyer.

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7.          ADDITIONAL AGREEMENTS OF THE BUYER

7.1           Regulatory Approvals.

The Buyer shall prepare and file, with the reasonable assistance of the Seller, as soon as practicable, but not later than ten (10) calendar days following the date of this Agreement, all applications, as required by law, to the appropriate federal and state regulatory authorities for approval to effect the transactions contemplated by this Agreement and shall use its good faith and commercially reasonable efforts to obtain such approvals. The Buyer agrees to (i) make draft copies of the applications (except for confidential portions thereof) available to the Seller on request, (ii) process the applications in a diligent manner, (iii) request confidential treatment by the appropriate federal and state regulatory authorities of all non-public information submitted in the applications, (iv) provide the Seller and its counsel with a copy of the applications as filed (except for any confidential portions thereof) and all notices, orders, opinions, correspondence and other documents with respect thereto, (v) use its commercially reasonable efforts to obtain all required approvals, and (vi) provide the Seller with a copy of any regulatory approval it receives under this Section 7.1, promptly after the Buyer’s receipt of the same.

7.2           Change of Name, Etc.

Immediately after the Closing, the Buyer shall (a) change the name and logo on all documents and facilities relating to the Assets and the Liabilities to the Buyer’s name and logo, (b) notify all persons whose Loans, Overdraft Protection Loans, or Deposits are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, in compliance with all applicable legal requirements, and (c) provide all appropriate notices to the Federal Deposit Insurance Corporation and any other regulatory authorities required as a result of the consummation of such transactions. The Seller shall cooperate with any commercially reasonable request of the Buyer directed to accomplish the removal of the Seller’s signage by the Buyer and the installation of the Buyer’s signage by the Buyer at the Branches; provided, however, that (i) all such removals and all such installations shall be at the expense of the Buyer, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches, and (iii) such installed signage shall be covered in such a way as to make the Buyer’s signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of the Seller and its Affiliates in a manner reasonably acceptable to the Seller.

7.3           Owned Real Property and Fixed Assets.

(a)          Except for the express representations, warranties and covenants of Seller set forth herein, the Buyer hereby acknowledges and agrees that: (i) the Buyer is expressly purchasing the Owned Real Property and Fixed Assets “AS IS, WHERE IS, AND WITH ALL FAULTS”; (ii) the Seller has no obligation to repair or correct any facts, circumstances, conditions, violations or defects related to the Owned Real Property or the Fixed Assets or to compensate the Buyer for same; and (iii) the Seller has specifically bargained for the assumption by the Buyer of, and Buyer hereby confirms its assumption of, all responsibility to inspect, investigate and evaluate the Owned Real Property and Fixed Assets and of all risk of adverse conditions relating to such property or assets. The Buyer has or shall have prior to the Closing undertaken all such physical, engineering, environmental, soil, borings, groundwater, geotechnical, and feasibility studies and such other tests, inspections, and examinations(including obtaining the Commitment, the UCC Searches and the Survey) (collectively, “Due Diligence Inspection”) of the Owned Real Property and Fixed Assets as the Buyer deems necessary or appropriate as to the condition of the Owned Real Property and Fixed Assets, and the Seller shall permit the same, subject to the terms and conditions of Section 7.3(b) below. Except as expressly set forth herein, the Buyer acknowledges that the Seller has made no covenants, representations or warranties and that Seller shall have no liability to the Buyer (and the Buyer hereby waives any right to recourse against the Seller and releases the Seller from any and all claims), with respect to the conditions of the soil, the existence or nonexistence of Hazardous Materials, any past use of the Owned Real Property or Fixed Assets, the economic feasibility of the Owned Real Property and Fixed Assets, the Owned Real Property’s and Fixed Assets’ compliance or noncompliance with all laws, rules or regulations affecting the Owned Real Property and Fixed Assets, or any other fact or condition which may affect the Owned Real Property or Fixed Assets, including, the physical condition, value, economics of operation or income potential of the Owned Real Property or Fixed Assets.

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(b)          For a period of sixty (60) days from the date of this Agreement, at the Buyer's sole expense, the Buyer or its authorized agents may enter upon the Owned Real Property for purpose of making or performing the Due Diligence Inspections. Buyer may select qualified professionals to perform the Due Diligence Inspections (including tests, borings, surveys, studies, inspections, investigations and interviews of persons familiar with the Owned Real Property) concerning the Owned Real Property, including tests of structures, wells, septic tanks, underground storage tanks, soils, geologic hazards, utility lines and systems and environmental hazards. The Buyer shall keep the Owned Real Property free of any liens, and repair any physical damage to the Owned Real Property arising from the Due Diligence Inspections. If any Due Diligence Inspections disclose matters unsatisfactory to the Buyer, which the Seller is unable or unwilling to correct at the Seller's expense, the Buyer may terminate this Agreement. The Buyer shall give notice to the Seller a reasonable time prior to any entry onto the Owned Real Property and shall permit the Seller to have a representative present during all Due Diligence Inspections conducted at the Owned Real Property. Buyer shall indemnify and hold harmless the Seller, its Affiliates and their respective directors, officers, employees, and agents from and against all claims, lawsuits, liens, costs (including reasonable attorneys’ fees and expenses), and liabilities that arise out of or relate to Buyer’s entry (or entry by any contractors, agents or other consultants acting on behalf or at the direction of Buyer) upon the Owned Real Property or otherwise in connection with Buyer’s Due Diligence Inspections, provided that Buyer shall not be liable or responsible for any pre-existing condition discovered or uncovered during the course of the Due Diligence Inspections. After completing any such inspections, Buyer shall promptly restore and repair any damage caused by Buyer’s inspection to substantially the same condition that existed immediately prior to such inspection. Buyer shall maintain, and shall assure that its contractors maintain, commercial general liability insurance in an amount not less than Two Million Dollars ($2,000,000.00) in connection with any entry or inspections of the Owned Real Property and the Fixed Assets pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage promptly upon request by Seller and, in any event, prior to any entry upon the Owned Real Property pursuant to the terms hereof.

(c)          Within ten (10) days after the date of this Agreement, Seller shall provide to Buyer copies of all title insurance policies, surveys, plats, site plans, and the like in Seller's possession or control pertaining to the Owned Real Property or the Branches (collectively, the “Due Diligence Documents”). Seller assumes no responsibility for the accuracy or completeness of the Due Diligence Documents or any statement or other matter contained in the Due Diligence Documents, and Buyer hereby disclaims reliance on the Due Diligence Documents or the accuracy or completeness thereof, except as otherwise specifically provided herein.

(d)          Buyer may obtain at its expense, at any time prior to the Closing, a title insurance commitment issued by a Georgia licensed title insurer (the “Commitment”) and any uniform commercial code searches as Buyer in its discretion deems necessary or appropriate (“UCC Searches”). The evidence of title shall show legal access to the Owned Real Property and marketable title of record in the name of Seller in accordance with current title standards adopted by the American Land Title Association, subject to the Permitted Encumbrances.

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(e)          Buyer, at its expense, at any time prior to Closing, may have the Owned Real Property surveyed by a registered Georgia surveyor (the “Survey”). No later than the date which is forty-five (45) days after the date of this Agreement (the “Title Inspection Deadline”), Buyer shall notify Seller in writing of any Title or Survey Defects reflected by the Commitment or the Survey (“Buyer’s Objection Notice”). Seller shall have no obligation to cure any Title or Survey Defects raised in Buyer’s Objection Notice; provided, however, Seller shall be obligated to cause to be released any liens and encumbrances which can be removed or cured by the payment of money owed by Seller (collectively, “Monetary Defects”), which Monetary Defects Seller shall be obligated to cure at or before Closing. Within fifteen (15) days after Seller’s receipt of Buyer’s Objection Notice, but in no event later than the date which is five (5) business days prior to the anticipated Closing, Seller shall inform Buyer of any Title or Survey Defects which Seller elects to attempt to cure and Seller shall have until Closing to cure such Title and Survey Defects. Any failure by Seller to provide such notice shall be deemed Seller’s election not to cure any such Title or Survey Defect. Buyer shall then have the option of purchasing the Owned Real Property subject to such Title or Survey Defects or refusing to do so. In the event that Buyer refuses to purchase the Owned Real Property subject to any such Title or Survey Defects, the Seller shall either: (i) provide affirmative owner’s title insurance coverage to Buyer at Seller's cost with regard to such Title or Survey Defects if coverage is customarily available at commercially reasonable rates, or (ii) negotiate with Buyer an adjustment to the Purchase Price that reflects the purchase of such Owned Real Property by the Buyer subject to such Title or Survey Defects. In the event the affirmative insurance set forth in item (i) is unavailable and the parties are unable to agree upon the Purchase Price Adjustment set forth in item (ii) by the Closing Date, Buyer shall have the right to either (a) proceed to Closing without resolution of the subject Title or Survey Defects and without adjustment to the Purchase Price or (b) terminate this Agreement.

(f)          Seller shall pay all costs associated with curing any Title or Survey Defect, the documentary taxes on the deed, the cost of recording corrective instruments, the cost of the recording of the deed and Seller's attorneys’ fees. Buyer shall pay for the Commitment, the UCC Searches and the Survey, if any, and Buyer's attorneys’ fees.

7.4           No Solicitation of Employees.

Unless the Buyer receives the Seller’s prior written consent thereto, the Buyer agrees that, in the event that the transaction contemplated hereby is not consummated, for a period of twelve (12) months following the date hereof, neither the Buyer nor its Affiliates shall directly or indirectly employ, solicit for employment, attempt to employ, or otherwise encourage to terminate his or her employment with the Seller, any employee of the Seller; provided, that the Buyer and its Affiliates shall not be prohibited from hiring any Person (i) who responds to an advertisement in a periodical or other media of general circulation or through means that is not targeted towards employees of Seller or its Affiliates, (ii) who contacts the Buyer or its Affiliates regarding employment without having first been solicited by the Buyer or its Affiliates directly or indirectly, or (iii) who has been terminated by the Seller or its Affiliates.

8.          THE SELLER’S EMPLOYEES

8.1           Transferred Employees.

(a)          Schedule 8.1(a) contains a list that is complete and accurate in all material respects (and the Seller shall deliver a revised Schedule 8.1(a) no fewer than fifteen (15) Business Days prior to the Closing Date and (ii) on the Closing Date) of all employees of the Seller employed at the Branches, and any independent contractors providing services to the Branches, their positions, their business locations, their annual/weekly/hourly rates of compensation, average scheduled hours per week and, with respect to employees, their status as full or part-time and active or on leave.

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(b)          Subject to its standard employment procedures and policies, the Buyer will offer to employ the Employees specifically identified by the Buyer, in its sole discretion, effective as of the Closing Date. Each Employee who is offered and accepts employment with the Buyer and who subsequently commences employment with the Buyer as of the Closing Date is referred to herein as a “Transferred Employee.” The Buyer will communicate offers of employment in accordance with any applicable legal requirements and in a form provided by the Buyer. Each Transferred Employee shall be offered employment with the Buyer (i) in a position requiring comparable skills and abilities as such Employee’s position with the Seller on the Closing Date, and (ii) with cash compensation opportunities that are substantially comparable to opportunities made available by the Buyer to its similarly situated employees on the Closing Date. Each Transferred Employee who is a participant in the Seller’s employee benefit plans will receive from Seller all benefits under such plans in which he or she participates, to the extent that such benefits are vested at the time of Closing. On and after the Closing Date, each Transferred Employee shall receive benefits and be entitled to participate in Buyer’s benefit plans in the same manner as similarly-situated employees of Buyer.

(c)          The Transferred Employees shall receive credit for their prior service with the Seller for purposes of eligibility and vesting under the Buyer’s benefit plans and policies.

(d)          This Agreement is not intended by the parties to constitute a plan amendment to or to create any obligations of the parties with respect to any employee benefit plan maintained by Seller or Buyer.

8.2           Certain Other Obligations.

(a)          Upon the Closing, the participation of Transferred Employees in the Seller’s Benefit Plans shall cease in accordance with the terms of such Benefit Plans; and

(b)          With respect to Transferred Employees, except to the extent the terms of any Benefit Plans provide otherwise, the Seller shall not be responsible for any benefits or claims incurred under any of Seller’s Welfare Benefit Plans after the Closing Date. For purposes of this paragraph, a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims under the Seller’s long-term disability plan(s) shall be deemed to have been incurred on the date the Employee becomes disabled and that death claims under the Seller’s life insurance plan(s) shall be deemed to have been incurred on the date the Employee died.

8.3           Training.

The Seller shall permit the Buyer to train the Transferred Employees before Closing with regard to the Buyer’s operations, policies, and procedures at the Buyer’s sole cost and expense, including reimbursement to the Seller of any additional overtime expenses incurred as a result of such training. This training shall take place outside of business hours and may, at the Seller’s option, take place at the Branches; provided, however, that the Buyer does not unreasonably interfere with the business operations of the Branches and the Buyer coordinates and schedules any such training in advance with the Seller.

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8.4           No Solicitation of Employees.

Unless the Seller receives the Buyer’s prior written consent thereto, the Seller agrees that, for a period of twelve (12) months following the Closing Date, neither the Seller nor its Affiliates shall directly or indirectly employ, solicit for employment, attempt to employ, or otherwise encourage to terminate his or her employment with the Buyer any Transferred Employee; provided, that the Seller and its Affiliates shall not be prohibited from hiring any Person (i) who responds to an advertisement in a periodical or other media of general circulation or through means that is not targeted towards employees of Buyer or its Affiliates, (ii) who contacts the Seller or its Affiliates regarding employment without having first been solicited by the Seller or its Affiliates directly or indirectly, or (iii) who has been terminated by the Buyer or its Affiliates.

8.5           Employment Taxes.

(a)          The Seller hereby acknowledges that for Federal Insurance Contribution Act and Federal Unemployment Tax Act purposes, the Buyer qualifies as a successor employer, as that term is defined in Code Sections 3121(a)(1), 3302(e), and 3306(b)(1), and the regulations thereunder, with respect to the Transferred Employees. In connection with the foregoing, the Seller shall follow the “Standard Procedures” set forth in section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320 and shall remain obligated to furnish a Form W-2, Wage and Tax Statement, to the Transferred Employees for the year in which the Closing Date occurs.

(b)          The Seller shall timely provide the Buyer with any and all other information in the Seller’s possession that the Buyer reasonably needs to properly comply with federal and state employment Tax requirements with respect to the Transferred Employees, which timely provision shall in no event be more than fifteen (15) Business Days after the date of a written request for such information.

(c)          The Seller acknowledges that for state unemployment Tax purposes, the Seller shall permit the Buyer to apply for a transfer of the rating account of the Seller with respect to the Branches. The Seller shall timely provide the Buyer with any and all information in the Seller’s possession that the Buyer reasonably needs to do this, which in no event shall be more than fifteen (15) Business Days after the date of a written request for such information.

9.          CLOSING AND CONDITIONS TO CLOSING

9.1           Time and Place of Closing.

The date of the Closing (the “Closing Date”) shall be as soon as practicable after satisfaction or waiver of the conditions set forth in this Article 9 (other than those conditions that by their nature are to be satisfied at the Closing) or as otherwise mutually agreed upon by the parties. The Closing shall take place at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m. on the Closing Date, or at a time and place otherwise determined by mutual agreement of the parties.

9.2           Exchange of Closing Documents.

(a)          At the Closing, the Seller shall deliver to the Buyer, in addition to any and all keys, security codes, combinations, or other access control devices, the following (with such documents set forth below in form and substance reasonably satisfactory to the parties and their respective counsel):

(i)          a special or limited warranty deed conveying all of Seller’s right, title and interest in and to the Owned Real Property to the Buyer, free and clear of all encumbrances and liens (other than the Permitted Encumbrances), in forms to be reasonably agreed upon by the Buyer and the Seller and such other customary transactional documents for sales of property similar to the Owned Real Property as may be reasonably required by the Seller or the Buyer or the Buyer’s title insurance provider (but only to the extent such documentation required by the title insurance provider is necessary to allow the provider to issue a title insurance policy in the form required by the terms of this Agreement), including, but not limited to, a seller’s/owner’s affidavit, Georgia Transfer Tax Declaration, affidavit of Seller’s residence, and Certificate of Non-Foreign Status;

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(ii)         bills of sale, assignments, and other instruments of transfer sufficient to convey to the Buyer all of the Seller’s right, title, and interest in and to the remaining Assets;

(iii)        a certificate executed by an appropriate officer of the Seller attesting to the Seller’s compliance with the conditions set forth in Sections 9.3(b) and 9.3(c) hereof;

(iv)        a limited power of attorney to execute assignment of collateral held under the Loans in the name of the Seller;

(v)         the Closing Statement;

(vi)        the Settlement Payment, if the formula provided in Section 3.1 results in a negative number;

(vii)       the Seller’s keys to the safe deposit boxes and all other contents and records as exist and are in the Seller’s possession or control related to the safe deposit box business at the Branches;

(viii)      the Seller’s files and records related to the Loans, the Loan Instruments, and the collateral for the Loans as exist and are in the possession or control of the Seller;

(ix)         the Seller’s records related to the Deposits (other than Deposit history information) assumed by the Buyer as exist and are in the possession or control of the Seller;

(x)          the cash on hand at the Branches, including each ATM Location’s cash (but excluding vendor-serviced ATM cash), vault cash, and tellers’ cash;

(xi)         such other Assets as shall be capable of physical delivery;

(xii)        a certified copy of a resolution of the Board of Directors of the Seller approving the transactions contemplated by this Agreement; and

(xiii)       such other documents, instruments and certificates as may be reasonably requested by Buyer to purchase the Assets and assume the Liabilities as contemplated in this Agreement.

(b)          At the Closing, the Buyer shall deliver to the Seller the following documents in form and substance reasonably satisfactory to the parties hereto: :

(i)          one or more executed instruments assuming the Liabilities;

(ii)         the Settlement Payment, if the formula provided in Section 3.21 results in a positive number;

(iii)        a certificate executed by an appropriate officer of the Buyer attesting to the Buyer’s compliance with the conditions set forth in Sections 9.4(b) and 9.4(c) hereof;

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(iv)        a certified copy of a resolution of the Board of Directors of the Buyer approving the transactions contemplated by this Agreement; and

(v)         such other documents, instruments and certificates as may be reasonably requested by Seller to sell the Assets and transfer the Liabilities as contemplated in this Agreement.

9.3           Buyer’s Conditions to Closing.

Unless waived in writing by the Buyer, the Buyer’s obligation to purchase the Assets and assume the Liabilities from the Seller is contingent upon and subject to the fulfillment or written waiver of the following conditions:

(a)          the parties obtaining all contractual, regulatory and other third party approvals and consents that are required for them to proceed with the transactions contemplated by this Agreement, including the prior approval of certain regulatory bodies such as the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation, and the expiration or termination of any required waiting period;

(b)          the representations and warranties of the Seller in this Agreement being true and correct as of the Closing Date without giving effect to any qualification of knowledge or materiality (provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 9.3(b), such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be so true and correct do not constitute or give rise to, individually or in the aggregate, a Seller Material Adverse Effect);

(c)          all covenants and agreements of the Seller to be performed or met by the Seller on or before the Closing Date having been performed or met in all material respects;

(d)          on the Closing Date no regulatory, administrative or judicial action, suit, demand or proceeding shall be threatened or pending against the Buyer, the Seller, the Branches or any of the management or other Employees (in their capacity as such), which might reasonably be expected to (i) materially and adversely affect the business, properties, assets or financial condition of the Branches or the ability of the Buyer to operate the Branches or (ii) materially and adversely affect the transactions contemplated by this Agreement;

(e)          the Buyer shall have received all financial, accounting and other records related to the Assets, the Liabilities and the Branches that the Buyer reasonably requested;

(f)           the Deposits transferred on the Closing Date shall equal or exceed $182,266,688;

(g)          the Seller shall have delivered such documents and instruments as may be requested by the Buyer’s title insurance company, each in form and substance satisfactory to the title insurance company, including affidavits of title, in order for the title insurance company to issue an extended coverage owner’s policy of title insurance with respect to the Owned Real Property, together with zoning, comprehensive, access, survey, contiguity, and tax parcel endorsements; and

(h)          there shall not have occurred a Seller Material Adverse Effect, and no event or circumstance shall exist that, in combination with any other events or circumstances (excluding events or circumstances of the type contemplated by the proviso to the definition of Seller Material Adverse Effect), could reasonably be expected to have a Seller Material Adverse Effect;

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provided, however, in the event that the condition set forth in Section 9.3(f) is not satisfied, Buyer and Seller shall negotiate in good faith a mutually acceptable revision to the component of the Purchase Price set forth in Section 3.1(a)(ix).

9.4           Seller’s Conditions to Closing.

Unless waived in writing by the Seller, the Seller’s obligation to sell the Assets and transfer the Liabilities to the Buyer is contingent upon and subject to the fulfillment or written waiver of the following conditions:

(a)          the parties obtaining all contractual, regulatory and other third party approvals and consents that are required for them to proceed with the transactions contemplated by this Agreement, including the prior approval of certain regulatory bodies such as the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation, and the expiration or termination of any required waiting period;

(b)          the representations and warranties of the Buyer in this Agreement being true and correct as of the Closing Date without giving effect to any qualification of knowledge or materiality (provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 9.4(b), such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be so true and correct do not constitute or give rise to, individually or in the aggregate, a Buyer Material Adverse Effect);

(c)          all covenants and agreements of Buyer to be performed or met by the Buyer on or before the Closing Date having been performed or met in all material respects;

(d)          on the Closing Date no regulatory, administrative or judicial action, suit, demand or proceeding shall be threatened or pending against the Buyer, the Seller, the Branches or any of the management or other Employees (in their capacity as such), which might reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement; and

(e)          there shall not have occurred a Buyer Material Adverse Effect, and no event or circumstance shall exist that, in combination with any other events or circumstances (excluding events or circumstances of the type contemplated by the proviso to the definition of Buyer Material Adverse Effect), could reasonably be expected to have a Buyer Material Adverse Effect.

9.5           Survival of Representations, Warranties and Covenants.

The representations and warranties contained in this Agreement, and the covenants contained in this Agreement requiring performance prior to the Closing Date, shall survive the Closing Date solely for purposes of Section 11.4 and shall terminate at the end of the applicable period of time set forth in Section 11.4(d). This Section 9.5 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

10.         TERMINATION

10.1         Termination.

This Agreement may be terminated at any time prior to the Closing Date:

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(a)          by either the Buyer or the Seller, if as a result of any material breach of any representation, warranty, or covenant of the Seller (in the case of a termination by the Buyer) or of the Buyer (in the case of termination by the Seller), the party terminating this Agreement has given the other party written notice of such breach and such breach is not cured within thirty (30) days thereafter, provided that the terminating party is not then in material default under this Agreement.

(b)          by mutual written agreement of the Buyer and the Seller;

(c)          by either the Buyer or the Seller, if (i) the condition in Section 9.3(a) or in Section 9.4(a) of this Agreement has not been and cannot be fulfilled because of the denial or revocation of any required regulatory or governmental approval, or (ii) a court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement; or

(d)          by either the Buyer or the Seller, if the Closing has not occurred by November 30, 2013 unless the failure to consummate is due to a breach of this Agreement by the party seeking to terminate.

The termination of this Agreement under subsection (a) of this Section 10.1 shall not absolve the breaching party from any liability to the other party for its breach of this Agreement.

10.2         Procedure Upon Termination.

In the event of termination pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate and be null and void, except for any payment obligations provided herein, upon receipt of such notice immediately unless an extension is consented to by the party having the right to terminate. Without limiting the terms of the Confidentiality Provisions, if this Agreement is terminated as provided herein:

(a)          each party shall return to the party furnishing the same all documents, work papers, and other materials of the other party relating to this transaction, whether obtained before or after the execution hereof; and

(b)          all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Entity) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

The requirements of this Section 10.2 shall survive the termination of this Agreement.

11.         MISCELLANEOUS

11.1         Continuing Cooperation.

(a)          On and after the Closing Date, the Seller shall execute, acknowledge, and deliver such documents and instruments as the Buyer may reasonably request to vest in the Buyer the full legal and equitable title to the Assets and the full legal responsibility for obligations with respect to the Liabilities. The Seller shall provide to the Buyer a credit file, to the extent not otherwise provided, for each Loan sufficient to meet the requirements imposed on the Buyer by federal and state banking authorities.

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(b)          On and after the Closing Date, the Buyer shall execute, acknowledge and deliver such documents and instruments as the Seller may reasonably request to relieve and discharge the Seller from its obligations with respect to the Liabilities.

(c)          The Seller and the Buyer shall cooperate with each other in connection with any examination conducted by any Tax authority subsequent to the Closing Date by promptly providing upon request information relating to the Tax liability of any business operated by the Seller or the Buyer with respect to the Branches and promptly informing the other of the institution of any material developments concerning, and the outcome of, the same.

(d)          Except as provided in Section 7.2, no interest in or right to use the Essex Bank logo or the name “Essex Bank,” or any other similar word, name, symbol, logo, sign or device in which the Seller has any interest by itself or in combination with any other word, name, symbol, logo, sign or device, or any similar variation of any of the foregoing (collectively, the “Retained Names and Marks”) is being transferred to the Buyer pursuant to the transactions contemplated hereby. Unless permitted pursuant to Section 7.2 or agreed to in writing by Seller, the Buyer shall not after the Closing Date in any way knowingly use any materials, supplies or property, whether or not in existence on the Closing Date, that bear any Retained Name and Mark.

(e)          The Buyer and the Seller each agrees that it shall maintain, and take all necessary steps to cause each of its representatives, including its directors, officers, employees, agents, and advisors, to maintain the confidentiality of all confidential information provided hereunder by or on behalf of the other (this obligation being referred to herein as the “Confidentiality Provisions”). The parties understand and agree that they will have confidential non-public information regarding each other and the transactions described herein and will advise their directors and senior officers not to disclose such information or trade in the securities of Community Bankers Trust Corporation, the parent of Seller, until otherwise advised. This Section 11(e) shall remain in full force and effect and shall survive the execution hereof and the consummation of the transactions contemplated herein.

(f)          For a period of eighteen (18) months following the Closing Date, the Seller shall cooperate with the Buyer regarding research of processed items in connection with the Assets and Liabilities, as reasonably requested by the Buyer from time to time.

11.2         Merger and Amendment.

This Agreement sets out the complete agreement of the parties with respect to the matters discussed in this Agreement, and it supersedes all prior agreements between the parties, whether written or oral, which apply to these matters, other than the Confidentiality Provisions. No provision of this Agreement may be changed or waived except as expressly stated in a document executed by the parties.

11.3         Dispute Resolution; Limitations of Damages.

(a)          The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations. A party shall give the other party written notice of any dispute not resolved in the normal course of business.

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(b)          In no event shall either party hereto be entitled to consequential, incidental, special or punitive damages, including lost revenues or profits, with respect to any claim arising out of or relating to this Agreement, including any matter pursuant to Section 11.4 hereof. The sole recourse and remedy of a party hereto for breach of this Agreement by any other party hereto shall be against such other party and its assets, and no officer, director, employee, stockholder or Affiliate of any party shall be liable at law or in equity for the breach by such party of any of its obligations under this Agreement.

11.4         Indemnification.

After the Closing Date, and unless otherwise provided in this Agreement:

(a)          Subject to the limitations set forth in this Section 11.4, the Buyer shall indemnify and hold harmless the Seller and any Person directly or indirectly controlled by or controlling the Seller, and their respective directors, officers, employees, and agents from and against:

(i)          all claims, lawsuits, costs (including reasonable attorneys’ fees and expenses), and liabilities that arise out of or relate to the Assets or to the Liabilities or transactions or operations at the Branches, in each case to the extent accruing after the Closing Date, unless specifically assumed by the Seller hereunder; and

(ii)         any loss or damage resulting from any breach by the Buyer of any representation, warranty, or covenant of the Buyer contained in this Agreement.

(b)          Subject to the limitations set forth in this Section 11.4, the Seller shall indemnify and hold harmless the Buyer and any Person directly or indirectly controlled by or controlling the Buyer, and their respective directors, officers, employees, and agents from and against:

(i)          all claims, lawsuits, costs (including reasonable attorneys’ fees and expenses), and liabilities that arise out of or relate to the Assets or to the Liabilities or transactions or operations at the Branches, in each case to the extent not expressly assigned to or assumed by Buyer hereunder, including the Excluded Liabilities, and accruing prior to the Closing Date; and

(ii)          any loss or damage resulting from any breach by the Seller of any representation, warranty or covenant of the Seller contained in this Agreement.

(c)          Any claims for indemnification brought under this Section 11.4 shall be subject to the provisions, conditions, and limitations of Section 11.3 hereof, to the extent such claims involve a claim of one party against the other. Notwithstanding any other provision in this Agreement, the Indemnifying Party shall not be obligated to defend, indemnify, and hold harmless any Indemnified Party for breaches of representations and warranties unless and until the aggregate amount of all indemnifiable claims by the Indemnified Party exceeds $25,000, in which event the Indemnifying Party shall provide indemnification hereunder in respect of all such indemnifiable claims; provided, however, that the maximum aggregate amount of indemnification payments payable by the Indemnifying Party shall not exceed $1,000,000; provided, further, that the limitations set forth in this Section 11.4(c) shall not apply to Buyer’s indemnification obligations under Section 11.4(a)(i) or Seller’s indemnification obligations under Section 11.4(b)(i).

(d)          The obligations to indemnify and hold harmless any party, pursuant to this Section 11.4, are subject to the condition that the Indemnifying Party shall have received written notice of such indemnification claim within twelve (12) months after the Closing Date; provided, however, that, any indemnification obligations arising under Sections 11.4(a)(i) or 11.4(b)(i) shall survive indefinitely. In the event that any such claim is made prior to the expiration of the applicable period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made prior to the expiration of the applicable period shall cease and no indemnity shall be made therefor.

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(e)          Notwithstanding anything in this Agreement to the contrary, the indemnification provided for in this Agreement shall not be construed as an allocation or waiver of liability arising under or pursuant to any applicable Environmental Law, or as a waiver of Buyer’s right to seek relief against Seller or any third party under or pursuant to any applicable Environmental Law, including, without limitation, those rights of cost recovery and contribution pursuant to the CERCLA.

(f)          (i)          In the event that any person or entity not party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Sections 11.4(a) or 11.4(b) hereof, the Indemnified Party shall provide written notice to the Indemnifying Party with reasonable promptness, such notice specifying (to the extent known) the factual basis for such demand, claim or lawsuit and the amount or an estimate of the costs, liabilities, loss or damages (if known or reasonably determinable) which the Indemnified Party claims as a result of the demand, claim or lawsuit; provided, however, that any failure or delay by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure or delay in giving notice. The Indemnifying Party shall have the option, at its cost and expense, to retain counsel for the Indemnified Party, reasonably satisfactory to the Indemnified Party, to defend any such demand, claim or lawsuit. In the event that the Indemnifying Party shall fail to respond within ten (10) Business Days after receipt of such notice of any such demand, claim, or lawsuit, then the Indemnified Party shall retain counsel and conduct the defense of such demand, claim, or lawsuit as it may in its discretion deem proper, at the cost and expense of the Indemnifying Party. In effecting the settlement of any such demand, claim, or lawsuit, an Indemnified Party shall act in good faith, shall consult with the Indemnifying Party, and shall enter into only such settlement as the Indemnifying Party shall approve in advance in writing (the Indemnifying Party’s approval shall be implied if it does not respond within ten (10) Business Days of its receipt of the notice of such a settlement offer).

 (ii)          In the event that either Buyer or Seller becomes aware of any act, circumstance, development, event, fact, occurrence, statement or omission, not involving a third-party claim of the type contemplated by Section 11.4 (f)(i) hereof, which may result in any liability, damage or loss to such party of the kind for which such party is entitled to indemnification pursuant to Sections 11.4 (a) or 11.4(b) hereof, such party (an Indemnified Party for purposes of this paragraph (ii)) shall assert any such claim for indemnification with respect thereto by providing written notice to the other party (an Indemnifying Party for purposes of this paragraph (ii)) with reasonable promptness, such notice specifying (to the extent known) the factual basis for such claim and the amount or an estimate of costs, liabilities, loss or damages (if known or reasonable determinable) which the Indemnified Party claims as a result thereof; provided, however, that any failure or delay by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder, except to the extent that the Indemnified Party is actually prejudiced by such failure or delay in giving notice. The Indemnifying Party shall have ten (10) Business Days after its receipt of such notice to respond to such claim in writing. During such ten (10) Business Day-period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount is payable in respect to such claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by providing such information and assistance as the Indemnifying Party or any of its professional advisors may reasonable request. If the Indemnifying Party does not so respond within such ten (10) Business Day-period, then the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(g)          Each party shall cooperate, and cause their respective Affiliates to cooperate, fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Section 11.4, including by providing the other party with reasonable access to employees and officers and other information.

(h)          An Indemnified Party shall use commercially reasonable efforts to mitigate any claim or liability that such Indemnified Party asserts under this Section 11.4; provided that the Indemnified Party shall not be required to incur any out-of-pocket fees or expenses in connection with such mitigation. In the event that an Indemnified Party shall fail to use such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the Indemnifying Party shall not be required to indemnify any Indemnified Party for any portion of a claim, losses, or damages that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

(i)          After the Closing, except as expressly provided otherwise in this Agreement, and except in the case of fraud, this Section 11.4 shall provide the exclusive remedy for any breach of any representation or warranty set forth in this Agreement or otherwise arising out of this Agreement or the transactions contemplated hereby; provided that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

11.5         Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Executed counterparts may be delivered by facsimile or other electronic transfer.

11.6         Exhibits and Schedules.

All exhibits and schedules referred to in this Agreement shall constitute a part of this Agreement.

11.7         Assignment.

Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by the Buyer or the Seller (whether by operation of law or otherwise) without the prior written consent of the Buyer (in the case of an assignment by the Seller) or the Seller (in the case of an assignment by the Buyer), and any purported assignment in violation of this Section 11.7 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, representatives, and permitted assigns.

11.8         Interpretations.

The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement or any of its provisions. The definition of a term expressed in the singular also applies to that term as used in the plural and vice versa. The word “including” as used herein shall mean “including without limitations.”

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11.9         Notices.

Any notice under this Agreement shall be made in writing and shall be deemed given when delivered in person, when delivered by first class mail, postage prepaid (in which case the notice shall be deemed given on the third Business Day following the date on which the notice is postmarked), when delivered by overnight carrier such as Federal Express or UPS (in which case the notice shall be deemed given on the next Business Day when received), or when delivered by facsimile or other electronic transmission, which transmission also shall be sent by first class mail, postage prepaid before the second Business Day following the transmission (in which case the notice shall be deemed given on the day transmitted if transmitted before or during normal business hours or, otherwise, on the next succeeding Business Day) to the parties at the respective addresses set forth below or at such other addresses as each party shall inform the other in writing.

If to the Seller to:

Essex Bank

4235 Innslake Drive, Suite 200

Glen Allen, VA 23060

Attn: Rex L. Smith III

E-mail: rsmith@essexbank.com

Fax: (804) 934-9299

With a copy (which shall not constitute notice) to:

LeClairRyan

Riverfront Plaza, East Tower

951 East Byrd Street, Eighth Floor

Richmond, VA 23219

Attn: Scott H. Richter

E-mail: scott.richter@leclairryan,com

Fax: (804) 783-7621

If to the Buyer to:

Community & Southern Bank

3333 Riverwood Parkway, Suite 350

Atlanta, GA 30339

Attn: Stephen R. Stone

E-mail: steve.stone@mycsbonline.com

Fax: (770) 952-7968

With a copy to:

Alston & Bird LLP

1201 W. Peachtree Street NW

Atlanta, Georgia 30309-3424

Attn: Mark Kanaly

E-mail: mark.kanaly@alston.com

Fax: (404) 253-8390

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11.10     Expenses.

Unless specifically stated to the contrary in this Agreement, each party shall pay for the expenses it incurs with respect to the purchase and sale of the Assets and assumption of the Liabilities under this Agreement. Each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction.

11.11     Public Announcements and Communications.

Each party shall consult with the other before making any announcement or other public communication with respect to the transactions contemplated by this Agreement and, prior to such announcement or other public communication, shall mutually agree upon the substance and timing thereof. Each of the Buyer and the Seller will hold, and will cause its officers, directors, employees and agents to hold, in strict confidence and not disclose to any other person or entity without the prior written consent of the other party (a) the terms of this Agreement and (b) all information received by it from or with respect to the other party in connection with this Agreement and the transactions contemplated hereby, except such information (i) as may be or become otherwise publicly available other than through the wrongful dissemination of such information by it or its officers, directors, employees, or agents, (ii) as may be required to be disclosed by applicable law, regulation or court order, or (iii) as required to obtain any regulatory or governmental approvals (except for such information for which confidential treatment is sought).

11.12     Governing Law; Jurisdiction.

This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed entirely within the State of Georgia, without regard to its conflicts of law principles.

11.13     No Third Party Beneficiaries.

The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Seller, the Buyer, and their respective Affiliates.

11.14     Severability.

If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof; provided, however, that no such severance shall be effective if it would materially change the economic benefits of this Agreement to any party.

11.15     Waiver or Extension.

Either party by written instrument signed by its duly authorized officer may extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto or (ii) compliance with any of the undertakings, obligations, covenants, or other acts contained herein or in any such documents; provided, however, that neither party may waive the requirement for obtaining any regulatory or governmental approvals.

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11.16     Breaches with Third Parties.

If the assignment of any material claim, contract, license, lease, commitment, sales order, or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of the Buyer or the Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

[Signature page follows.]

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IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed by a duly authorized officer as of the date written on page one of this Agreement.

BUYER:

COMMUNITY & SOUTHERN BANK

By:	/s/ Stephen R. Stone
Stephen R. Stone
Chief Strategy Officer and General Counsel

SELLER:

Essex bank

By:	/s/ Rex L. Smith III
Rex L. Smith III
President and Chief Executive Officer

Exhibit A

Form of Closing Statement

As of [_____], 2013

Cash due the Buyer for:
Deposits		$
Accrued Interest
Safe deposit rental payments collected by the Seller for periods after the Closing Date
Total Cash due the Buyer		$

Cash due the Seller for:
Net book value of the Fixed Assets		$
Net book value of the Owned Real Property
Outstanding principal amount of the Loans	$
Less unearned income on the Loans
Less loan loss reserve on the Loans
Plus Accrued Interest on the Loans
Outstanding principal amount of the Loans, net
Outstanding principal amount of the Overdraft Protection Loans	$
Less unearned income on the Overdraft Protection Loans
Plus Accrued Interest on the Overdraft Protection Loans
Outstanding principal amount of the Overdraft Protection Loans, net
Outstanding principal amount of the Overdrafts
Taxes payable by the Buyer under Section 2.4
Less taxes payable by the Seller under Section 2.4
Net amount of taxes payable by the Seller
Expenses payable by the Buyer under Section 2.5
Less expenses payable by the Seller under Section 2.5
Net amount of expenses payable by the Seller
Deposit premium
Total Cash due the Seller		$
Settlement Payment to the [Buyer/Seller]		$

The Seller hereby approves this Closing Statement and acknowledges the total cash due to each of the Buyer and the Seller. The Buyer hereby approves this Closing Statement and acknowledges the total cash due to each of the Buyer and the Seller.

The [Seller/Buyer] hereby agrees to make a Settlement Payment equal to the net cash due to the [Buyer/Seller], as set forth above, to the account of the [Buyer/Seller] on the Closing Date, in accordance with the Purchase and Assumption Agreement by and between the Buyer and the Seller, dated as of ___________, 2013.

As of this _____ day of __________________, 2013.

BUYER:

COMMUNITY & SOUTHERN BANK

By:
Stephen R. Stone
Chief Strategy Officer and General Counsel

SELLER:

Essex bank

By:
Rex L. Smith III
President and Chief Executive Officer

Exhibit B

Form of Adjusted Closing Statement

As of [_____________], 2013

Cash due the Buyer for:
Deposits		$
Accrued Interest
Safe deposit rental payments collected by the Seller for periods after the Closing Date
Total Cash due the Buyer		$

Cash due the Seller for:
Net book value of the Fixed Assets		$
Net book value of the Owned Real Property
Outstanding principal amount of the Loans	$
Less unearned income on the Loans
Less loan loss reserve on the Loans
Plus Accrued Interest on the Loans
Outstanding principal amount of the Loans, net
Outstanding principal amount of the Overdraft Protection Loans	$
Less unearned income on the Overdraft Protection Loans
Plus Accrued Interest on the Overdraft Protection Loans
Outstanding principal amount of the Overdraft Protection Loans, net
Outstanding principal amount of the Overdrafts
Taxes payable by the Buyer under Section 2.4
Less taxes payable by the Seller under Section 2.4
Net amount of taxes payable by the Seller
Expenses payable by the Buyer under Section 2.5
Less expenses payable by the Seller under Section 2.5
Net amount of expenses payable by the Seller
Deposit premium
Total Cash due Seller		$

Final Net Cash due to the [Buyer/Seller]
Settlement Payment paid to the [Buyer/Seller]
Net amount due to the [Buyer/Seller]
Interest computed at the Federal Funds Rate
Adjustment Payment due the [Buyer/Seller]		$

The Seller hereby approves this Adjusted Closing Statement and acknowledges the total cash due to each of the Buyer and the Seller. The Buyer hereby approves this Adjusted Closing Statement and acknowledges the total cash due to each of the Buyer and the Seller.

The [Seller/Buyer] hereby agrees to make an Adjustment Payment equal to the net cash due to the [Buyer/Seller], as set forth above, to the account of the [Buyer/Seller] on the business day after the Buyer and the Seller agree as to his Adjusted Closing Schedule, in accordance with the Purchase and Assumption Agreement by and between the Buyer and the Seller, dated as of ___________________.

As of this _____ day of ________________________.

BUYER:

COMMUNITY & SOUTHERN BANK

By:
Stephen R. Stone
Chief Strategy Officer and General Counsel

SELLER:

Essex bank

By:
Rex L. Smith III
President and Chief Executive Officer